UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Toro Company

(Name of registrant as specified in its charter)

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The Toro Company

NOTICE OF 2020

ANNUAL MEETING AND

PROXY STATEMENT

FOR MARCH 17, 2020

Worldwide Headquarters
8111 Lyndale Avenue South
Bloomington, MN 55420-1196
952-888-8801

February 4, 2020

Dear Fellow Shareholders:

It is my pleasure to invite you to join us for The Toro Company 2020 Annual Meeting of Shareholders to be held on Tuesday, March 17, 2020, at 1:30 p.m., Central Daylight Time, at our worldwide headquarters in Bloomington, Minnesota.

Fiscal 2019 was an exciting year for The Toro Company. We exceeded the $3 billion revenue milestone for the first time and completed the transformational acquisition of The Charles Machine Works, Inc. We believe we are well positioned for fiscal 2020 with strong business fundamentals, innovative new products and investments in alternative energy sources, smart-connected products and autonomous technologies designed to meet the needs of our customers.

Details about the annual meeting, nominees for election to the Board of Directors and other matters to be acted on at the annual meeting are presented in the notice and proxy statement that follow. Information regarding admission to the meeting, or listening to a live, audio webcast of the meeting if you are unable to attend in person, can be found on page 4 of the proxy statement.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting contained in the Notice Regarding the Availability of Proxy Materials, or the paper or electronic copy of our proxy materials you received for the meeting.

On behalf of your Toro Board of Directors and Management, thank you for your continued interest in and support for our Company.

Sincerely,

RICHARD M. OLSON
Chairman of the Board, President and CEO

You can help us make a difference by eliminating paper proxy mailings. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at

www.proxyvote.com. Your consent to receive shareholder materials electronically will remain in effect until canceled.

i

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, March 17, 2020
Time:	1:30 p.m., Central Daylight Time
Location:	8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196

Webcast:	www.thetorocompany.com

Agenda:	1. To elect as directors the three nominees named in the attached proxy statement, each to serve for a term of three years ending at the 2023 Annual Meeting of Shareholders;
2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2020;
3. To approve, on an advisory basis, our executive compensation; and
4. To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

We currently are not aware of any other business to be brought before the annual meeting. Shareholders of record at the close of business on January 21, 2020, the record date, will be entitled to vote at the annual meeting or at any adjournment or postponement of the annual meeting. A shareholder list will be available at our corporate offices beginning March 6, 2020, during our normal business hours for examination by any shareholder registered on our stock ledger as of the record date for any purpose germane to the annual meeting.

Your vote is important. A majority of the outstanding shares of our common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business. Please promptly vote your shares by following the instructions for voting contained in the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet, telephone or mobile device voting as described on your proxy card.

February 4, 2020

BY ORDER OF THE BOARD OF DIRECTORS

AMY E. DAHL Vice President, Human Resources, Distributor Development and General Counsel and Corporate Secretary

v

FORWARD-LOOKING INFORMATION

Statements in this proxy statement not based on historical facts are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified in this proxy statement by using words such as "expect," "strive," "looking ahead," "outlook," "guidance," "forecast," "goal," "optimistic," "anticipate," "continue," "plan," "estimate," "project," "believe," "should," "could," "will," "would," "possible," "may," "likely," "intend," "can," "seek," "potential," "pro forma," or the negative thereof and similar expressions or future dates. Although such statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. Accordingly, such statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. Reference is made to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on December 20, 2019, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the SEC, for a list of such factors.

THE TORO COMPANY HIGHLIGHTS AND PROXY STATEMENT EXECUTIVE SUMMARY

Business Overview

The Toro Company (the “Company,” “Toro,” “we,” “us” and “our”), is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. The Toro Company’s global presence extends to more than 125 countries through a family of brands that includes Toro, Ditch Witch, Exmark, BOSS Snowplow, American Augers, Subsite Electronics, HammerHead, Trencor, Unique Lighting Systems, Irritrol, Hayter, Pope, Lawn-Boy and Radius HDD. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its family of brands have built a legacy of excellence by helping customers care for golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations.

OUR PURPOSE To help our customers enrich the beauty, productivity and sustainability of the land.	OUR VISION To be the most trusted leader in solutions for the outdoor environment. Every day. Everywhere.	OUR MISSION To deliver superior innovation and to deliver superior customer care.

OUR GUIDING PRINCIPLES

The Toro Company’s success is founded on a long history of caring relationships based on trust and integrity. These relationships are the foundation on which we build market leadership with the best in innovative products and solutions to make outdoor environments beautiful, productive, and sustainable. We are entrusted to strengthen this legacy of excellence.

Quick Facts About The Toro Company

Founded 1914	Fiscal 2019 Net Sales $3.138 billion	Worldwide Headquarters Bloomington, Minnesota

Fiscal 2019 Net Earnings $274 million	Fiscal 2019 Net Sales U.S.A. – 77% International – 23%	Fiscal 2019 % Net Sales from New Products 34%

Fiscal 2019 Products Equipment – 88% Irrigation – 12%	Fiscal 2019 Segments Professional – 78% Residential – 21% Other – 1%	Manufacturing Locations U.S.A. – 14 International – 10

The Toro Company’s Commitment to Corporate Responsibility

We seek to improve our energy efficiency and reduce the environmental footprint of our global manufacturing facilities.	Our values-based culture governs how our people conduct business, interact with each other, and support our customers.	We were founded on an unwavering conviction to conduct business according to the highest standards of ethical behavior.

We believe that along with our industry leadership and financial success comes a responsibility to give back to the communities in which our employees live and work.	As we strive to attract and retain the very best employees, we are committed to fostering an atmosphere that embraces diversity and supports Toro’s programs and policies related to equal opportunity.	We are committed to developing innovative and safe products that yield performance, productivity and environmental benefits for our customers.

2020 Annual Meeting of Shareholders

Date and Time Tuesday, March 17, 2020 1:30 p.m. CDT	Location Worldwide Headquarters 8111 Lyndale Avenue South Bloomington, Minnesota	Record Date January 21, 2020

Meeting Agenda Voting Matters and Recommendations

Proposal One To elect as directors the three nominees named in this proxy statement, each to serve for a term of three years ending at the 2023 Annual Meeting of Shareholders.	☑FOR each nominee	Page 5

Proposal Two To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2020.	☑FOR	Page 24

Proposal Three To approve, on an advisory basis, our executive compensation.	☑FOR	Page 26

How to Cast Your Vote

Your vote is important! Please vote your shares promptly using one of the methods listed below. See page 2 for additional voting information.

By Internet Go to www.proxyvote.com	By Phone Call 800-690-6903	By Mobile Device Scan the QR code	By Mail Return your proxy card	In Person Attend the meeting

Corporate Governance Highlights

Our Board provides oversight of critical matters such as our strategic plans, financial and other controls, risk management, merger and acquisition related activities, and management succession planning. The Board reviews our major governance documents, policies and processes regularly and thoughtfully determines the structures that are appropriate for our Company at the time.

✓	All directors are independent, other than CEO	✓	Robust stock ownership guidelines for directors and executive officers
✓	Robust lead director structure
✓	Regular executive sessions of independent directors	✓	Comprehensive strategy and risk oversight by the Board and its Committees
✓	Anti-hedging and anti-pledging policy for Toro common stock	✓	Annual Board and Committee self-evaluations
✓	Codes of Conduct and Ethics for directors, executive officers and employees	✓	Fiscal 2019 Board and Committee meeting attendance of 95%

Our Board currently has the following characteristics:

Average Age 59.6	Average Tenure 9.4 years

New Directors in the Last 5 Years 5	% of Directors who are Diverse and/or Women 36%

Information About our Board of Directors

				Committee Memberships				Other
Name and Title	Age	Director Since	Independent	A	F	N&G	C&HR	Public Boards
Director Nominees
Jeffrey M. Ettinger
Retired Chairman and Chief Executive Officer, Hormel Foods Corporation	61	2010	Yes			●	✓	1
Katherine J. Harless
Retired President and Chief Executive Officer, Idearc Inc.	68	2000	Yes	✓	✓			0
D. Christian Koch
President and Chief Executive Officer, Carlisle Companies Incorporated	55	2016	Yes			✓	✓	1
Continuing Directors
Janet K. Cooper
Retired Senior Vice President and Treasurer, Qwest Communications International Inc.	66	1994	Yes	● à	✓			2
Gary L. Ellis – Lead Director
Retired Executive Vice President and Chief Financial Officer, Medtronic plc	63	2006	Yes	✓ à	●			2
Jeffrey L. Harmening
Chairman and Chief Executive Officer, General Mills, Inc.	52	2019	Yes	✓	✓			1
Joyce A. Mullen
President, Global Channel, OEM and IoT, Dell Technologies	57	2019	Yes			✓	✓	0
Richard M. Olson
Chairman, President and Chief Executive Officer, The Toro Company	56	2016	No					0
James C. O’Rourke
President and Chief Executive Officer, The Mosaic Company	59	2012	Yes			✓	●	1
Gregg W. Steinhafel
Former Chairman, President and Chief Executive Officer, Target Corporation	65	1999	Yes			✓	✓	0
Michael G. Vale, Ph.D.
Executive Vice President, Safety & Industrial Business Group, 3M Company	53	2018	Yes	✓	✓			0

A: Audit	N&G:	Nominating & Governance	✓: Member	à	: Audit Committee Financial Expert
F: Finance	C&HR:	Compensation & Human Resources	●: Chair

Executive Compensation

Executive Compensation Program Objectives

Our executive compensation philosophy is to maintain a program that allows us to attract,

retain, motivate and reward highly qualified and talented executive officers.

Align interests of executive officers with shareholder interests	Link pay to performance	Provide competitive target total direct compensation opportunities

2019 Executive Compensation Summary

A significant portion of our executive officers’ target total direct compensation is comprised of short- and long-term variable performance-based, or at risk, compensation to directly link their pay to performance. Short-term variable compensation is in the form of annual cash incentive awards. Long-term variable compensation is in the form of stock options that vest over three years and three-year performance share awards. For fiscal 2019:

Chairman and CEO Target Total Direct Compensation Mix	Other Named Executive Officers Target Total Direct Compensation Mix

What we do	✓	Link a substantial portion of total executive compensation directly to performance and require that minimum, or threshold, levels of performance be met in order for there to be any payout
	✓	Utilize a mix of earnings, revenue and asset-based performance measures for our annual cash incentive awards and long-term performance share awards
	✓	Utilize three-year performance share awards, the payouts of which vary based on performance and are contingent upon the achievement of three-year performance goals
	✓	Utilize stock options, the value of which is contingent upon long-term stock price performance
	✓	Include clawback provisions within our annual cash incentive and long-term incentive awards
What we don’t do		Have individual employment agreements with our CEO or any other executive officer
Provide excessive perquisites
Provide gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits

Our fiscal 2019 financial performance resulted in the following:

Annual cash incentives were paid at 59.65% of target.	Page 30

Three-year performance awards for the fiscal 2017 to fiscal 2019 performance period were paid at 122.06% of target.	Page 30

x

THE TORO COMPANY

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

PROXY STATEMENT

2020 ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MARCH 17, 2020

1:30 p.m. Central Daylight Time

The Toro Company Board of Directors is using this proxy statement to solicit your proxy for use at The Toro Company 2020 Annual Meeting of Shareholders. We intend to send a Notice Regarding the Availability of Proxy Materials for the annual meeting and make proxy materials available to shareholders (or for certain shareholders and for those who request, a paper copy of this proxy statement and the form of proxy) on or about February 4, 2020. Please note that references in this proxy statement to “Toro,” our “Company,” “we,” “us,” “our” and similar terms refer to The Toro Company.

GENERAL INFORMATION ABOUT THE 2020 ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, March 17, 2020.

This proxy statement and our 2019 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, or fiscal 2019, are available at www.thetorocompany.com/proxy.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to some of our shareholders. Shareholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials (www.proxyvote.com) or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding the Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

When and Where Will the Annual Meeting Be Held?

The annual meeting will be held on Tuesday, March 17, 2020, at 1:30 p.m., Central Daylight Time, at our worldwide headquarters located at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196.

What Are the Purposes of the Annual Meeting?

The purposes of the 2020 Annual Meeting of Shareholders are to vote on the following items described in this proxy statement:

Proposal One	Election of Directors
Proposal Two	Ratification of Selection of Independent Registered Public Accounting Firm
Proposal Three	Advisory Approval of our Executive Compensation

Are There Any Matters To Be Voted On at the Annual Meeting that Are Not Included in this Proxy Statement?

We currently are not aware of any business to be acted upon at the annual meeting other than as described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

Who Is Entitled to Vote and How Many Shares Must Be Present to Hold the Annual Meeting?

Shareholders of record at the close of business on January 21, 2020, the record date, will be entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting. As of January 21, 2020, there were 107,512,084 outstanding shares of our common stock. Each share of our common stock is entitled to one vote on each matter to be voted on at the annual meeting. Shares of our common stock that are held by us in our treasury are not counted as outstanding shares and will not be voted.

The presence, in person or represented by proxy, at the annual meeting of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Your shares will be counted toward the quorum if you submit a proxy or vote at the annual meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present.

How Do I Vote My Shares?

If your shares are registered in your name, you may vote your shares in person at the annual meeting or by one of the four following methods:

Vote by Internet	Go to www.proxyvote.com and follow the instructions for Internet voting shown on your Notice Regarding the Availability of Proxy Materials or proxy card.
Vote by Telephone	Call 800-690-6903 and follow the instructions for telephone voting shown on your proxy card.
Vote by Mail

Complete, sign, date and mail your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet, telephone or mobile device, please do not mail your proxy card.

Vote by Mobile Device	Scan the QR code on your Notice Regarding the Availability of Proxy Materials or proxy card and follow the links.

If you hold shares as a participant in certain Toro employee benefit plans, you may vote your shares by one of the four methods noted above. If your shares are held in “street name,” you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet, telephone or mobile device.

How Does the Board Recommend that I Vote and What Vote is Required for Each Proposal?

Proposal	Board Recommendation	Available Voting Selections	Voting Approval Standard	Effect of Withhold or Abstention	Effect of Broker Non- Vote
1. Election of three directors, each to serve for a term of three years ending at the 2023 Annual Meeting of Shareholders	FOR all three nominees	FOR all three nominees; WITHHOLD from all three nominees; or WITHHOLD from one or more nominees	Plurality: the individuals who receive the greatest number of votes cast “for” are elected as directors(1)	Counted as a vote against	No effect
2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2020	FOR	FOR; AGAINST; or ABSTAIN	Majority of shares present and entitled to vote	Counted as a vote against	Not applicable
3. Approval of, on an advisory basis, our executive compensation(2)	FOR	FOR; AGAINST; or ABSTAIN	Majority of shares present and entitled to vote	Counted as a vote against	No effect

(1)

Under our Amended and Restated Bylaws, if a majority of the votes of the shares present in person or represented by proxy at the annual meeting are designated to be “withheld” from a nominee for director in an uncontested election, that director must tender his or her resignation for consideration by our Nominating & Governance Committee. Our Nominating & Governance Committee then must evaluate the best interests of our Company and shareholders and recommend the action to be taken by the Board with respect to such tendered resignation.

(2)	While an advisory vote, our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation.

How Will My Shares Be Voted?

How Your Shares are Held	How Your Shares will be Voted If You Specify How to Vote	How Your Shares will be Voted If You Do Not Specify How to Vote
Shares registered in your name	The named proxies will vote your shares as you direct	The named proxies will vote FOR all proposals
Shares held in street name	Your broker will vote your shares as you direct	Your broker may vote only on routine items in the absence of your instruction how to vote(1)
Shares held in certain Toro employee benefit plans	The plan trustee will vote your shares confidentially as you direct	The plan trustee will vote your shares in the same proportion as the votes actually cast by participants

(1)

If your shares are held in “street name” and you do not indicate how you wish to vote, under the New York Stock Exchange, or NYSE, rules, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal One—Election of Directors and Proposal Three—Advisory Approval of our Executive Compensation are not “routine” matters. Accordingly, if you do not direct your broker how to vote on those proposals, your broker may not exercise discretionary voting authority and may not vote your shares on these proposals. This is called a “broker non-vote” and although your shares will be considered to be represented by proxy at the annual meeting for purposes of establishing quorum, as discussed on page 2, they are not considered to be shares “entitled to vote” at the annual meeting and will not be counted as having been voted on the applicable proposal. Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm is a “routine” matter and your broker is permitted to exercise discretionary voting authority to vote your shares “for” or “against” the proposal in the absence of your instruction.

What Does It Mean If I Receive More Than One Notice or Set of Proxy Materials?

If you hold your shares in more than one account, you may receive multiple copies of the Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials. If you are a participant in the dividend reinvestment feature of our Direct Stock Purchase Plan, shares registered in your name are combined with shares you hold in that plan. Similarly, where possible, shares registered in your name are combined with shares you hold, if any, as a participant in certain Toro employee benefit plans. However, shares you hold in “street name” (through a broker, bank or other nominee) are not combined with shares registered in your name or held as a participant in Toro employee benefit plans. If you receive more than one Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials, you must vote separately for each notice, e-mail notification or proxy and/or voting instruction card having a unique control number to ensure that all of your shares are voted.

How Can I Revoke or Change My Vote?

You may revoke your proxy or change your vote at any time before your shares are voted at the annual meeting by one of the following methods:

How Your Shares are Held	Method to Revoke or Change Your Vote
Shares registered in your name

•Submit another proper proxy with a more recent date than that of the proxy first given by following the Internet, telephone or mobile device voting instructions or complete, sign, date and mail a proxy card;

•Send written notice of revocation to our General Counsel; or

•Attend the annual meeting in person and vote by ballot

Shares held in street name	Follow instructions provided by your broker, bank or other nominee
Shares held in certain Toro employee benefit plans

Submit another proper proxy with a more recent date than that of the proxy first given by following the Internet, telephone or mobile device voting instructions or complete, sign, date and mail a proxy card

Who Will Count the Votes?

Broadridge Financial Solutions, Inc. has been engaged to tabulate shareholder votes. An agent of Broadridge Financial Solutions, Inc. will act as our independent inspector of elections for the annual meeting.

How Will Business Be Conducted at the Annual Meeting?

The presiding officer at the annual meeting will determine how business at the meeting will be conducted. Only nominations and other proposals brought before the annual meeting in accordance with the advance notice and information requirements of our Amended and Restated Bylaws will be considered, and no such nominations or other proposals were received.

How Can I Attend the Annual Meeting?

We provide the opportunity for our shareholders to attend the annual meeting in person. Only registered shareholders of our common stock or beneficial shareholders holding shares in street name at the close of business on the record date (January 21, 2020), or their duly appointed proxies, may attend the annual meeting in person. Doors will open approximately fifteen minutes prior to the start of the annual meeting and will close once the meeting has started, at which time admission to the annual meeting will no longer be permitted. For admission to the meeting you may be asked to provide identification and establish proof of ownership. If you are a registered shareholder, your name may be verified against our list of registered shareholders. If you hold your shares in street name, please bring one of the following: an account statement showing your ownership as of the record date; a voting instruction form provided by your broker, trustee, bank or nominee holding your shares containing a valid control number; the Notice of Internet Availability of Proxy Materials that you received in the mail containing a valid control number; a copy of the email you received with instructions containing a link to the website where our proxy materials are available or a link to the proxy voting website and a valid control number; or a letter from a broker, trustee, bank or nominee holding your shares confirming your ownership as of the record date. If you are serving as a legal proxy, please bring a legal proxy containing a valid control number or a letter from a registered shareholder naming you as proxy. Rules governing the conduct of the annual meeting will be distributed at the annual meeting along with an agenda.

Shareholders unable to attend the annual meeting in person have the opportunity to listen to our live, audio-only webcast of the annual meeting. A link to the webcast may be found on our website at www.thetorocompany.com.

PROPOSAL ONE—ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Restated Certificate of Incorporation provides that our Board of Directors may be comprised of between eight and twelve directors. Our Board currently is comprised of eleven directors. As provided in our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors of the same or nearly the same number, with each class elected in a different year for a term of three years. Our current directors and their respective current terms are as follows:

Current Term Ending at 2020 Annual Meeting	Current Term Ending at 2021 Annual Meeting	Current Term Ending at 2022 Annual Meeting
Jeffrey M. Ettinger	Janet K. Cooper	Jeffrey L. Harmening
Katherine J. Harless	Gary L. Ellis	Joyce A. Mullen
D. Christian Koch	Gregg W. Steinhafel	Richard M. Olson
	Michael G. Vale	James C. O’Rourke

Nominees for Director

The Board has nominated each of Jeffrey M. Ettinger, Katherine J. Harless and D. Christian Koch for election to the Board to serve for a three-year term ending at the 2023 Annual Meeting of Shareholders. Each of the director nominees has consented to serve if elected. Proxies only can be voted for the number of persons named as nominees in this proxy statement, which is three.

If prior to the annual meeting the Board learns that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for that nominee will be voted for a substitute nominee as selected by the Board. Alternatively, at the Board’s discretion, the proxies may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

The Board of Directors Recommends a Vote FOR Each Nominee for Director	☑

Information About Director Nominees and Continuing Directors

The following pages provide information about each nominee for election to the Board at the annual meeting and each other member of the Board. We believe that all of our director nominees and continuing directors display:

•	personal and professional integrity;
•	appropriate levels of education and business experience;
•	strong business acumen;
•	an appropriate level of understanding of our business, industry and other industries relevant to our business;
•	the ability and willingness to devote adequate time to the work of our Board and its committees;
•	a fit of skills and personality with those of our other directors that helps build a Board that is effective, collegial and responsive to the needs of our Company;
•	strategic thinking and a willingness to share ideas;
•	a diversity of experiences, expertise and backgrounds; and
•	the ability to represent the interests of all of our shareholders.

All of our directors and director nominees bring to our Board a wealth of executive leadership experience, particularly at companies with international manufacturing operations. The following chart summarizes each director and director nominee’s key qualifications, experience and skills.

Experience in the Following Areas:	Janet Cooper	Gary Ellis	Jeffrey Ettinger	Katherine Harless	Jeffrey Harmening	D. Christian Koch	Joyce Mullen	Richard Olson	James O'Rourke	Gregg Steinhafel	Michael Vale
Current/Former CEO			✓	✓	✓	✓		✓	✓	✓
Finance/Financial Oversight	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Public Company Board (other than Toro)	✓	✓	✓		✓	✓			✓	✓
Manufacturing/Supply Chain/Operations			✓		✓	✓	✓	✓		✓	✓
Distribution Channel			✓	✓	✓	✓	✓	✓		✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Regulatory/Government		✓	✓	✓	✓		✓	✓	✓		✓
Health and Safety			✓		✓	✓		✓	✓		✓
Mergers & Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Operations		✓	✓		✓	✓	✓	✓	✓	✓	✓
Information Systems/ Cybersecurity	✓	✓					✓	✓		✓
Previously Resided Outside the United States		✓			✓	✓			✓		✓

The information presented on the following pages regarding each director nominee or continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director in light of our business and structure.

Director Nominees for Election to the Board for a Term Ending at the 2023 Annual Meeting

Background

Jeffrey M. Ettinger retired from Hormel Foods Corporation, Austin, Minnesota (a multinational manufacturer and marketer of consumer-branded food and meat products). He held the following positions, all at Hormel Foods:

•Chairman of the Board (October 2016 – November 2017)

•Chairman of the Board and Chief Executive Officer (November 2006 – October 2016)

•President (July 2004 – October 2015)

Qualifications

Jeffrey M. Ettinger

Mr. Ettinger brings to our Board strong business acumen, significant executive leadership attributes and relevant experience of driving growth through innovation and strategic acquisitions. Mr. Ettinger provides relevant insight and guidance with respect to numerous issues important to our Company, including, in particular, our strategy of driving growth in our business through the development of innovative, customer-valued products and expansion of our global presence through targeted acquisitions. Additionally, as an experienced public company director and former executive, he contributes knowledge of public company requirements and issues, including those related to corporate governance and executive compensation matters.

Age 61
Director since 2010
Independent
Committees
•Nominating & Governance (Chair) •Compensation & Human Resources
Other Public Company Boards
	Current	Past 5 Years
	Ecolab Inc. (Lead Director)	Hormel Foods Corporation

Background

Katherine J. Harless retired from Idearc Inc., Dallas/Fort Worth, Texas (a provider of sales, publishing and related services including Verizon Yellow Pages and SuperPages.com). She held the following positions:

•Director, Idearc (November 2006 – May 2008)

•President and Chief Executive Officer, Idearc (November 2006 – February 2008)

•President, Verizon Information Services Inc. (spun off by Verizon Communications, Inc. to become Idearc Inc., June 2000 – November 2006)

Ms. Harless is a director of the North Texas Chapter of the National Association of Corporate Directors (“NACD”) and is an NACD Board Leadership Fellow.

Katherine J. Harless	Qualifications
Age 68

Ms. Harless brings to our Board executive leadership experience, management skills and knowledge of financial, executive compensation, corporate governance and other issues applicable to public companies. She provides a seasoned business perspective and valuable business, leadership and management insights with respect to our strategic direction.

Director since 2000
Independent
Committees
•Audit •Finance
Other Public Company Boards
	Current	Past 5 Years
	None	None

Background

D. Christian Koch is the President and Chief Executive Officer of Carlisle Companies Incorporated, Scottsdale, Arizona (a diversified manufacturing company that produces and distributes a broad range of products). He holds or has held the following positions, all at Carlisle:

•President and Chief Executive Officer (since January 2016)

•President and Chief Operating Officer (May 2014 – January 2016)

•Group President, Carlisle Diversified Products (June 2012 – May 2014)

•President, Carlisle Brake & Friction (January 2009 – June 2012)

•President, Carlisle Asia-Pacific (February 2008 – January 2009)

D. Christian Koch	Qualifications
Age 55

Mr. Koch brings to our Board his experience as a seasoned executive with strong business acumen and significant experience managing distribution, supply chain, manufacturing and sales operations around the world as well as with mergers and acquisitions. In addition, as a public company director and executive, Mr. Koch contributes a solid understanding of financial oversight, strategic planning, executive compensation and corporate governance.

Director since 2016
Independent
Committees
•Compensation & Human Resources •Nominating & Governance
Other Public Company Boards
	Current	Past 5 Years
	Carlisle Companies Inc.	Arctic Cat Inc.

Continuing Members of the Board – Current Term Ending at the 2021 Annual Meeting

Janet K. Cooper	Background

Janet K. Cooper retired from Qwest Communications International Inc., Denver, Colorado (a U.S. telecommunications company that merged with and now does business as CenturyLink). She held the following positions:

•Senior Vice President and Treasurer, Qwest (September 2002 – June 2008)

•Chief Financial Officer and Senior Vice President, McDATA Corporation (January 2001 – June 2002)

•Senior Vice President, Finance, Qwest (July 2000 – January 2001)

•Prior positions at U.S. West Inc. include Vice President, Finance and Controller, and Vice President and Treasurer

Ms. Cooper is an NACD Board Leadership Fellow.

Age 66	Qualifications
Director since 1994

Ms. Cooper brings to our Board substantial financial and accounting knowledge and expertise. Ms. Cooper’s experience as a public company director and audit committee member and her financial expertise and acumen in capital markets, audit, tax, accounting, treasury and risk-management, including related to information systems and cybersecurity, assists our Board in providing oversight to Management on these matters. Ms. Cooper’s senior leadership experience also enables her to provide strategic input to our Board, in addition to her financial expertise, discipline and oversight.

Other Public Company Boards

Independent
Committees
•Audit (Chair) •Finance

	Current	Past 5 Years
	Lennox International Inc. CPI Aerostructures, Inc.	Resonant Inc.

Gary L. Ellis	Background

Gary L. Ellis retired from Medtronic plc, Dublin, Ireland (a global medical technology company). He held the following positions:

•Executive Vice President, Global Operations, Information Technology and Facilities & Real Estate, Medtronic plc (June 2016 – December 2016)

•Executive Vice President and Chief Financial Officer, Medtronic, Inc. (April 2014 – June 2016)

•Senior Vice President and Chief Financial Officer, Medtronic, Inc. (May 2005 – April 2014)

•Vice President, Corporate Controller and Treasurer, Medtronic, Inc. (October 1999 – May 2005)

Qualifications

Age 63

Mr. Ellis brings extensive financial leadership experience and expertise to our Board which provides oversight regarding capital structure, financial condition and policies, long-range financial objectives, tax strategies, financing requirements and arrangements, capital budgets and expenditures, risk-management, insurance coverage, and strategic planning matters. As a former executive of a public company and an experienced public company director, Mr. Ellis contributes enhanced knowledge of public company requirements and issues. Additionally, Mr. Ellis contributes his experience managing worldwide financial operations and analyzing financial implications of merger and acquisition transactions, as well as aligning business strategies and financial decisions.

Director since 2006
Lead Independent Director
Committees
•Finance (Chair)
•Audit

Other Public Company Boards
	Current	Past 5 Years
	Hill-Rom Holdings, Inc. Inspire Medical Systems, Inc.	None

Background

Gregg W. Steinhafel was the Chairman, President and Chief Executive Officer of Target Corporation(1), Minneapolis, Minnesota (a variety retailing company). He held the following positions, all at Target:

•Chairman of the Board (February 2009 – May 2014)

•Chief Executive Officer (May 2008 – May 2014)

•Director (January 2007 – May 2014)

•President (August 1999 – May 2014)

Qualifications

Gregg W. Steinhafel

Mr. Steinhafel brings to our Board meaningful leadership experience and retail knowledge, including a deep understanding of the value of strong brand recognition, devotion to innovation, strong supply chain initiatives, and a disciplined approach to business management and investment in future growth. In addition, he contributes decision-making skills and valuable strategic planning expertise, as well as relevant knowledge of public company requirements and issues, including those related to corporate governance and executive compensation matters. Mr. Steinhafel’s significant retail knowledge assists our Board in providing guidance with respect to our residential business, which is affected by consumer confidence and spending levels, changing buying patterns of customers and product placement at mass retailers.

Age 65
Director since 1999
Independent
Committees
•Compensation & Human Resources
•Nominating & Governance

Other Public Company Boards
	Current	Past 5 Years
	None	None

Background

Michael G. Vale, Ph.D., is the Executive Vice President, Safety & Industrial Business Group of 3M Company, St. Paul, Minnesota (a global diversified technology company). He holds or has held the following positions, all at 3M:

•Executive Vice President, Safety & Industrial Business Group (since May 2019)

•Executive Vice President, Health Care Business Group (July 2016 – April 2019)

•Executive Vice President, Consumer Business Group (August 2011 – July 2016)

•Prior positions include product development engineer; manufacturing director; managing director, 3M Spain; and managing director, 3M Brazil

Qualifications

Michael G. Vale, Ph.D.

Dr. Vale brings to our Board extensive global business experience and expertise in research and development, technology and manufacturing. Dr. Vale also contributes substantial knowledge of consumer marketing, distribution channels, supply chain, mergers and acquisitions and managing customer relationships, all of which provide valuable management insight with respect to our strategic planning and assist our Board in providing oversight to our businesses.

Other Public Company Boards

Age 53
Director since 2018
Independent
Committees
•Audit
•Finance
	Current	Past 5 Years
	None	None

Continuing Members of the Board – Current Term Ending at the 2022 Annual Meeting

Background

Jeffrey L. Harmening is the Chairman and Chief Executive Officer of General Mills, Inc., Minneapolis, Minnesota (a global manufacturer, marketer and supplier of food products). He holds or has held the following positions, all at General Mills:

•Chairman and Chief Executive Officer (since January 2018)

•Chief Executive Officer (June 2017 – January 2018)

•President and Chief Operating Officer (July 2016 – May 2017)

•Executive Vice President, Chief Operating Officer, U.S. Retail (May 2014 – June 2016)

•Senior Vice President, Chief Executive Officer, Cereal Partners Worldwide (July 2012 – April 2014)

Jeffrey L. Harmening
Age 52	Qualifications
Director since 2019

With over 20 years of service at General Mills in a variety of senior leadership roles across several business categories, including as its current Chairman and Chief Executive Officer, Mr. Harmening brings to our Board experience as a seasoned executive with strong business acumen and experience implementing the strategic direction for a publicly traded company with extensive distribution channels and supply chain operations. Furthermore, he brings experience in driving growth through customer-valued products and acquisitions. In addition, he has significant experience managing operations around the world, including having lived in Europe for six years during his tenure at General Mills.

Independent
Committees
•Audit
•Finance

Other Public Company Boards
	Current	Past 5 Years
	General Mills, Inc.	None

Background

Joyce A. Mullen is the President, Global Channel, OEM and IoT of Dell Technologies, Round Rock, Texas (a technology solutions company). She holds or has held the following positions, all at Dell:

•President, Global Channel, OEM and IoT (since November 2017)

•Senior Vice President and General Manager, Global OEM and IoT Solutions (February 2015 – November 2017)

•Vice President and General Manager, Global OEM Solutions (February 2012 – February 2015)

•Prior positions include vice president–level leadership for sales operations, global strategy and planning, global alliances and services solutions

Ms. Mullen also spent 10 years in various leadership positions at Cummins Engine Company, including distribution, manufacturing and international business development.

Qualifications

Joyce A. Mullen
Age 57
Director since 2019
Independent
Committees

Ms. Mullen brings to our Board significant executive leadership skills, technology and smart-connected products expertise, strategic and innovative thinking and strong international business experience. She also contributes substantial knowledge of worldwide manufacturing, distribution channels, and supply chain strategies, including improving efficiencies in manufacturing operations using Six Sigma, Kaizen, and Lean techniques.

•Compensation & Human Resources
•Nominating & Governance

Other Public Company Boards
	Current	Past 5 Years
	None	None

Background

Richard M. Olson is our Chairman of the Board, President and Chief Executive Officer. He holds or has held the following positions, all at The Toro Company:

•Chairman (since November 2017)

•Chief Executive Officer (since November 2016)

•President (since September 2015)

•Chief Operating Officer (September 2015 – October 2016)

•Group Vice President, International Business, Micro Irrigation Business and Distributor Development (June 2014 – September 2015)

•Vice President, International Business (March 2013 – June 2014)

•Vice President, Exmark (March 2012 – March 2013)

Qualifications

Richard M. Olson
Age 56
Director since 2016

In his more than 33 years with our Company, Mr. Olson has developed and brings to our Board rich knowledge of the Company, including, in particular, our global businesses and operations, manufacturing processes, supply chain, distribution and channel development, and product development strategies. In addition, the broad experience he has gained through his past leadership of our various businesses and manufacturing operations provides him with a unique perspective regarding our growth initiatives and strategic direction. He contributes a deep commitment to quality, technological advancements, innovation, ethical values and business conduct and focus on customer service. As a result of his dual role as Chairman and CEO, Mr. Olson provides unique insight into our Company’s future strategies, opportunities and challenges and serves as a unifying element between our Board and Management.

Committees
None
Other Public Company Boards
	Current	Past 5 Years
	None	None

Background

James C. O’Rourke is the President and Chief Executive Officer of The Mosaic Company, Tampa, Florida (a global producer and marketer of combined concentrated phosphate and potash crop nutrients for the global agriculture industry). He holds or has held the following positions, all at The Mosaic Company:

•President and Chief Executive Officer (since August 2015)

•Executive Vice President—Operations and Chief Operating Officer (August 2012 – August 2015)

•Executive Vice President—Operations (January 2009 – August 2012)

Qualifications

James C. O’Rourke

Mr. O’Rourke brings to our Board significant leadership skills, strategic and innovative thinking and strong international business expertise. He also contributes substantial knowledge of worldwide manufacturing, distribution and supply chain strategies and environmental, health and safety matters. In addition, as a public company director and executive, Mr. O’Rourke contributes a solid understanding of executive compensation and corporate governance matters.

Other Public Company Boards

Age 59
Director since 2012
Independent
Committees
•Compensation & Human Resources (Chair) •Nominating & Governance
	Current	Past 5 Years
	The Mosaic Company	None

(1)

On January 15, 2015, after Mr. Steinhafel left Target, Target Canada Co., an indirect wholly owned subsidiary of Target, filed an application for protection under the Companies’ Creditors Arrangement Act with the Ontario Superior Court of Justice in Toronto and was subsequently liquidated.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include: director qualifications and responsibilities; Board committees; director board limits; director access to officers and employees; director compensation; director independence; related party transactions; director orientation and continuing education; CEO evaluation and management succession; and Board annual self-evaluation. Our Corporate Governance Guidelines provide, among other things, that:

•	The Board will have a majority of directors who meet the criteria for independence required by law, the SEC and the NYSE listing standards;
•	No director shall sit on boards of directors of more than four publicly held companies without the approval of the Nominating & Governance Committee;
•

No director who is an active, full-time employee of our Company shall serve as a director of more than two other publicly held companies and there shall be no interlocking board memberships without the approval of the Nominating & Governance Committee;

•	While the Board does not believe it should establish age limits, any director who has attained the age of 70 should volunteer not to stand for re-election;
•

The CEO will annually review with the Board top management succession plans, including development plans for succession candidates, and will periodically review with the Board an emergency leadership preparedness plan applicable in the event the CEO unexpectedly becomes incapacitated or otherwise is unable to serve; and

•	The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

From time to time the Board, upon recommendation of the Nominating & Governance Committee, reviews and updates our Corporate Governance Guidelines as it deems necessary and appropriate. Our Corporate Governance Guidelines can be found on our website at www.thetorocompany.com/corporategovernance.

Board Leadership Structure

Our Corporate Governance Guidelines provide that (i) our Board has no policy with respect to the separation of the offices of the Chairman and the CEO; (ii) our Board believes that this issue is part of the succession planning process and will be reviewed as the Nominating & Governance Committee deems it appropriate; and (iii) (a) if the offices of Chairman and CEO are held by the same person, or (b) the Chairman does not meet the criteria for “independence” as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a Lead Independent Director, who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board. The Board believes it is appropriate not to have a policy requiring the separation of the offices of the Chairman and the CEO so that the Board may make this determination based on what it believes is best under the current circumstances. However, the Board endorses the concept of an independent, non-employee director being in a position of leadership and, thus, our Corporate Governance Guidelines require a Lead Independent Director when the Chairman is not independent.

Our Board is currently chaired by Richard M. Olson, our Chairman and CEO. Our Lead Independent Director, selected by the Board, is Gary L. Ellis. Our Nominating & Governance Committee and Board believe that our current Board leadership structure ensures a strong and independent Board of Directors, provides effective governance, creates appropriate oversight for the long-term benefit of our shareholders and is appropriate for several reasons, including: (i) Mr. Olson’s extensive knowledge of our Company, our business, operations and industry, obtained through his more than 33 years of service to our Company, which benefit Board leadership and the Board’s decision-making process through his active role as Chairman; (ii) unification of Board leadership and strategic direction as implemented by our Management; and (iii) appropriate balance of risks relating to concentration of authority through the oversight of our independent and engaged Lead Independent Director and Board.

As our Lead Independent Director, Mr. Ellis (i) assists Mr. Olson in establishing the agendas for Board meetings and the schedule of agenda subjects to be discussed during the year, to the extent such subjects can be foreseen; (ii) presides at regularly scheduled executive sessions of the non-employee directors without Management present; (iii) together with the Chair of the Compensation & Human Resources Committee, communicates to Mr. Olson the results of his annual performance review and compensation; and (iv) together with the Chair of the Nominating & Governance Committee, leads the Board’s annual self-evaluation. With more than 13 years of continuous service on our Board, Mr. Ellis has developed considerable knowledge of our Company, our business and our industry. Mr. Ellis also has significant public company experience. In addition to serving as our Lead Independent Director, Mr. Ellis serves as the Chair of our Finance Committee.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Nominating & Governance Committee, has affirmatively determined that each director who served as a member of our Board during fiscal 2019 (Robert C. Buhrmaster, Janet K. Cooper, Gary L. Ellis, Jeffrey M. Ettinger, Katherine J. Harless, Jeffrey L. Harmening, D. Christian Koch, Joyce A. Mullen, James C. O’Rourke, Gregg W. Steinhafel, Christopher A. Twomey and Michael G. Vale) other than Richard M. Olson, our Chairman and CEO, is independent. These determinations were made because each such person has no material relationship with our Company, our Management, our independent registered public accounting firm, or external auditor, our independent external compensation consultant or our external compensation legal advisers, and otherwise meets the independence requirements as established by applicable law, the rules and regulations of the SEC and the NYSE listing standards. The Board based its independence determinations, in part, upon a review by the Nominating & Governance Committee and the Board of certain transactions between us and the employers of certain of our directors, each of which was deemed to be pre-approved under our Corporate Governance Guidelines in that each such transaction was made in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to us or such unaffiliated corporation, and in which the director had no direct or indirect personal interest, nor received any personal benefit.

Director Attendance; Executive Sessions

The Board held eight meetings during fiscal 2019 and took action by unanimous written consent once in fiscal 2019. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served. Our Corporate Governance Guidelines provide that the non-employee directors will meet in regularly scheduled executive sessions without Management. At each regular Board meeting held during fiscal 2019 our non-employee directors met in executive session without Management present and such meetings were presided over by our Lead Independent Director.

We expect all of our directors and our director nominees to attend our annual meeting of shareholders and we customarily schedule a regular Board meeting on the same day as our annual meeting. Eight of the ten directors serving at the time of our 2019 Annual Meeting of Shareholders held on March 19, 2019 were in attendance.

Board Committees

The Board has four committees, the Audit Committee, Compensation & Human Resources Committee, Nominating & Governance Committee, and Finance Committee. Each committee has a charter that is posted on our website at www.thetorocompany.com/corporategovernance. The charter of each committee describes the principal functions of the committee. As provided in their respective charters, each of the Compensation & Human Resources Committee, Nominating & Governance Committee, and Finance Committee may form and delegate authority to subcommittees when appropriate. On an annual basis the Audit Committee, Nominating & Governance Committee and Compensation & Human Resources Committee review the adequacy of their charter and their performance. The Finance Committee periodically reviews its charter and performance, with such review historically conducted on an annual basis. The Chair of each Board committee provides a summary of the matters discussed in their committee meeting to the full Board.

The Board has determined that each of the members of the Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee meets the independence and other requirements established by applicable law, the rules and regulations of the SEC, the NYSE listing standards and the Internal Revenue Code of 1986, as amended, or Code, as applicable.

The current membership of each committee, the number of times each committee met, including by executive session, during fiscal 2019 and key functions of each committee are noted in the following table. Mr. Olson is not a member of any Board committee. In fiscal 2019 Mr. Olson attended, and currently may attend, various committee meetings, or portions of such meetings as appropriate, as a member of Management at the invitation of such Board committees.

Audit Committee

Key Committee Functions

• Oversees the accounting and financial reporting processes, audits of consolidated financial statements and internal controls over financial reporting

• Selects, compensates and evaluates independent external auditor

• Reviews with Management and external auditor Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and earnings releases

• Reviews general policies and procedures with respect to accounting and financial matters, internal controls and disclosure controls and procedures

• Reviews internal audit’s annual audit plans, performance, audit recommendations and applicable responses from Management

• Reviews Code of Conduct and Code of Ethics for CEO and Senior Financial Personnel, and policies and procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters

• Provides oversight for the Enterprise Risk Management, or ERM, process

• Reviews Information Services strategy and security activities

Committee Members(1)

Ms. Cooper (Chair)

Mr. Ellis

Ms. Harless

Mr. Harmening

Dr. Vale

During Fiscal 2019

Number of Meetings: 12

Number of Executive Sessions:

with Committee – 6

with Management – 8

with internal auditor – 3

with external auditor – 5

(1)The Board has determined that all members of the Audit Committee are financially literate and that each of Janet K. Cooper and Gary L. Ellis meets the definition of “audit committee financial expert.” Other members of the Audit Committee who currently are serving or have served as chief executive officers or chief financial officers of other public companies also may be considered financial experts, but the Board has not so designated them.

Compensation & Human Resources Committee

Key Committee Functions

• Approves the compensation levels, salaries, incentive opportunities and other compensation arrangements for the CEO and executive officers

• Reviews compensation policies and practices as they affect all employees and relate to risk management practices and risk-taking incentives

• Evaluates the CEO’s performance

• Approves performance goals for performance based awards

• Reviews with Management the Compensation Discussion and Analysis, the Committee report on executive compensation, and any compensation-related proposals, including say-on-pay and frequency of say-on-pay proposals

• Reviews non-employee director compensation components and amounts

Committee Members Mr. O’Rourke (Chair) Mr. Ettinger Mr. Koch Ms. Mullen Mr. Steinhafel During Fiscal 2019 Number of Meetings: 4 Number of Executive Sessions: 4

Nominating & Governance Committee

Key Committee Functions

• Reviews and recommends to the Board the size and composition of the Board and its committees

• Identifies individuals qualified to become Board members

• Recommends to the Board director nominees for election at the annual meeting

• Oversees the annual evaluation of the Board

• Reviews and recommends to the Board any proposed amendments or changes to Restated Certificate of Incorporation or Amended and Restated Bylaws

• Reviews Corporate Governance Guidelines and recommends to the Board any changes

• Monitors corporate governance trends

Committee Members Mr. Ettinger (Chair) Mr. Koch Ms. Mullen Mr. O’Rourke Mr. Steinhafel During Fiscal 2019 Number of Meetings: 3 Number of Executive Sessions: 3

Finance Committee

Key Committee Functions

• Reviews, and recommends to the Board as required, capital structure and related financial policies and long-range objectives, capital expenditures, tax strategies and restructuring projects, financing arrangements and cash or any special dividends

• Reviews and recommends to the Board the authorization for the issuance or repurchase of equity or long-term debt

• Reviews use of derivative, hedging and similar instruments to manage financial, currency and interest rate exposure

• Evaluates, and recommends to the Board as required, financing implications of certain proposed merger, acquisition, divestiture, joint venture and other business combination transactions or investments

Committee Members Mr. Ellis (Chair) Ms. Cooper Ms. Harless Mr. Harmening Dr. Vale During Fiscal 2019 Number of Meetings: 6 Number of Executive Sessions: 5

Board’s Role in Risk Oversight

Management is primarily responsible for the identification, assessment and management of the key risks faced by our Company. We engage in an enterprise risk management, or ERM, process, which is coordinated primarily through our internal audit function, and involves:

•	identification by senior leaders of our business functions and divisions of the particular risks relevant to their respective areas or to our Company as a whole;
•	assessment of the materiality of those risks, based on expected probability of occurrence and severity of impact;
•	to the extent prudent and feasible, development of strategies and plans to mitigate, monitor and control such risks; and
•	scheduled reports by the respective senior leaders on such items to the relevant committee or the Board, as applicable, throughout the ERM review cycle.

The Board’s oversight of these risks primarily occurs in connection with the exercise of its responsibility to oversee our business, including through the review of our long-term strategic plans, annual operating plans, financial results, merger and acquisition related activities, material legal proceedings, and management succession plans. In addition, the Board relies on its committees to assist with risk oversight within their respective areas of responsibility and expertise as follows:

•

The Audit Committee assists through its oversight of the quality and integrity of our financial reports; compliance with applicable legal and regulatory requirements; qualifications, performance and independence of our external auditor; performance of our internal audit function; accounting and reporting processes, including those in connection with business combination purchase accounting and accounting and financial reporting integration activities; strategy, performance and experience of our information technology and security function and practices, including those related to cybersecurity; performance of our health and safety program; and our general policies and procedures regarding accounting and financial matters and internal controls. The Audit Committee is also responsible for providing oversight of our ERM process by discussing our procedures with respect to risk assessment and risk management, including our major financial and business risk exposures and the steps Management has taken to monitor and control such exposures.

•

The Compensation & Human Resources Committee assists through its oversight of our compensation and human resources programs and policies, including executive compensation, organizational, and corporate culture plans and strategies. A discussion of the Compensation & Human Resources Committee’s assessment of compensation policies and practices as they relate to our Company’s risk management is found under “Assessment of Risk Related to Compensation Programs” on page 43.

•

The Finance Committee assists through its oversight of our capital structure and related policies; long-range objectives; tax strategies and restructuring projects; financing requirements and arrangements; equity and debt issuances and repurchases; use of derivative, hedging and similar instruments; annual capital budget and capital expenditures; D&O and liability insurance coverage; the delegated responsibilities of our Management Investment Committee relating to our ERISA-regulated employee benefit plans; and through its evaluation of, among other things, the financial impact of certain proposed business combination transactions.

•

The Nominating & Governance Committee assists through its oversight of our overall corporate governance structure and policies, including director nominations, director retirements, director independence and qualifications, Board leadership structure, Board committee structure and monitoring of corporate governance trends, including environmental, social and governance, or ESG, ratings.

The Board believes that its oversight of risk is enhanced by its current leadership structure, as previously discussed, because our Chairman and CEO, who is ultimately responsible for our Management’s risk responsibility, also chairs regular Board meetings and, with his in-depth knowledge and understanding of our Company, is well positioned to bring key business issues and risks to the attention of the full Board.

Executive Compensation Process

At the beginning of each fiscal year, the Compensation & Human Resources Committee reviews and approves compensation for each of our executive officers which generally includes:

•	changes, if any, to base salary; and
•	incentive awards, including:
−

annual cash incentive awards for the current fiscal year, including (i) participation targets expressed as a percentage of base salary, target payout amounts, and maximum cash payout amounts, and (ii) performance measures, weightings, goals and adjustment events; and

−

long-term incentive awards, including (i) stock option awards and (ii) three-year performance share awards, including (a) target share payout amounts and maximum share payout amounts, and (b) performance measures, weightings, goals and adjustment events.

In connection with this review and approval, the Compensation & Human Resources Committee receives information regarding:

•	market base salary, total cash compensation and total direct compensation data and analysis prepared by its independent external compensation consultant;
•	total cash compensation to be paid for the fiscal year if annual cash incentive awards are achieved and paid at target;
•	prior fiscal year target equity values; and
•	total direct compensation for the fiscal year, assuming equity awards at target.

Additionally, the Committee obtains executive compensation recommendations from our Chairman and CEO, Vice President, Human Resources, Distributor Development and General Counsel, and Managing Director, Total Rewards and Employee Services that reflect individual performance; future potential; corporate, division and/or plant performance, as applicable; tenure in the position; comparison to market; level of professional experience; duties and responsibilities; internal pay comparisons; and outside market factors, including general economic conditions. In addition, as needed during the fiscal year, the Committee reviews significant events that have occurred at our Company, including merger and acquisition activity, and assesses whether such events necessitate a change in compensation for our executive officers.

Neither the Chairman and CEO nor the Vice President, Human Resources, Distributor Development and General Counsel provide input or recommendations with respect to his or her own compensation. The Chair of the Committee is also responsible for coordinating a performance evaluation for the Chairman and CEO based on feedback from all non-employee directors in connection with the ratification of the Chairman and CEO’s compensation by the Board. Information on the compensation of our named executive officers is found under “Executive Compensation” beginning on page 28. Also, at the beginning of each fiscal year, the Committee certifies the achievement of the applicable performance goals previously established by the Committee for the annual cash incentive awards and performance share awards and approves resulting payouts, if any.

The Compensation & Human Resources Committee retained Willis Towers Watson to assist in the design and review of our executive compensation program during fiscal 2019. Additional information regarding the role of Willis Towers Watson during fiscal 2019 is found under “Compensation Discussion and Analysis—Role of the Independent External Compensation Consultant” on page 31. From time to time, the Committee also has engaged Willis Towers Watson to perform other compensation consulting services, which in fiscal 2019 included a review of non-employee director compensation, an assessment of risk as it relates to our incentive plans, and compensation consulting services relating to the acquisition of The Charles Machine Works, Inc., or CMW, including providing advice and market trends relating to compensation in connection with significant merger and acquisition transactions, as well as providing recommendations on in-cycle incentives and retention strategies. For the services performed for us in fiscal 2019, the Committee assessed the independence of Willis Towers Watson pursuant to SEC and NYSE rules and concluded that the work of Willis Towers Watson did not raise any conflicts of interest. Representatives from Willis Towers Watson attended three of the four Committee meetings in fiscal 2019, including executive sessions without Management present, to act as a resource to the Committee in carrying out its responsibilities. The Committee, through its Chair, can request an independent meeting with representatives from our independent external compensation consultant at any time. The Committee also has the authority to obtain advice and assistance from external legal, accounting or other advisers.

Director Nomination and Refreshment Process

In identifying new nominees for election to the Board when vacancies occur, the Nominating & Governance Committee may solicit recommendations for nominees from other members of our Board or Senior Management. In addition, the Committee may (i) consider candidates put forth by external search or placement firms, (ii) formally engage such firms to assist it in identifying and evaluating qualified nominees, and/or (iii) consider certain individuals who contacted the Chairman of the Board, the Lead Independent Director and/or the Board of Directors and expressed an interest in serving on the Board.

When reviewing the requisite skills and characteristics of potential new director nominees, the Nominating & Governance Committee, pursuant to our Corporate Governance Guidelines, will consider a variety of criteria, including an individual’s independence, diversity, age, skills, business experience, professional experience and industry experience, each in the context of the needs of the Board as a whole. Although the Committee does not have a formal policy regarding consideration of diversity in identifying director nominees, the Committee will evaluate a nominee based on his or her diversity of background, skills, experiences, viewpoints, and geographical representation, as well as more traditional diversity factors. As a result, the composition of the current Board reflects diversity in age, gender, background, skills, and business and professional experiences.

Once a proposed candidate is identified, the Nominating & Governance Committee may solicit the views of Senior Management, Board members and any other individuals it believes may have insight into a particular candidate. The Committee may designate one or more of its members and/or other Board members to interview any proposed candidate. The Committee then will recommend a director nominee to the Board based on its evaluation of such criteria.

The Nominating & Governance Committee will consider director candidates recommended to it by our shareholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and the demonstrated ability to attend and prepare for Board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. The Committee will evaluate candidates recommended by shareholders using the same criteria it uses to evaluate candidates recommended by others as described above. A shareholder that desires to nominate a person for election to the Board at a meeting of shareholders must follow the specified advance notice requirements contained in, and provide the specific information required by, our Amended and Restated Bylaws. The current requirements of our Amended and Restated Bylaws are as described under “Shareholder Proposals and Director Nominations for the 2021 Annual Meeting” beginning on page 64.

Related Person Transactions and Policies and Procedures Regarding Related Person Transactions

Our Corporate Governance Guidelines set forth in writing our policies and procedures regarding the review, approval and ratification of related person transactions. All reportable related person transactions must be reviewed, approved or ratified by the Nominating & Governance Committee. In determining whether to approve or ratify such transactions, the Committee will take into account, among other factors and information it deems appropriate:

•	the related person’s relationship to our Company and interest in the transaction;
•	the material facts of the transaction;
•	the benefits to our Company of the transaction; and

•

an assessment of whether the transaction is (to the extent applicable) in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, and whether the related person had any direct or indirect personal interest in, or received any personal benefit from, such transaction.

Transactions in the ordinary course of business, between us and an unaffiliated corporation of which one of our non-employee directors or director nominees serves as an officer, that are at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in which the non-employee director or director nominee had no direct or indirect personal interest, nor received any personal benefit, and in amounts that are not material to our business or the business of such unaffiliated corporation, are deemed conclusively pre-approved.

Board of Directors Business Ethics Policy Statement

It is our policy to maintain the highest level of moral, ethical and legal standards in the conduct of our business. Pursuant to our Corporate Governance Guidelines, the Board has adopted, and each director annually signs, a Board of Directors Business Ethics Policy Statement. The policy can be found on our website at www.thetorocompany.com/ethics.

Code of Conduct and Code of Ethics for our CEO and Senior Financial Personnel

All of our directors and employees are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest level of moral, ethical and legal standards. We also have a Code of Ethics for our CEO and Senior Financial Personnel applicable to our CEO (our principal executive officer), our Vice President, Treasurer and Chief Financial Officer (our principal financial and accounting officer), and certain senior accounting and/or treasury personnel who are also bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with the law. Our Code of Conduct and Code of Ethics for our CEO and Senior Financial Personnel can be found on our website at www.thetorocompany.com/ethics. If necessary, we intend to satisfy the disclosure requirements of Item 5.05 of the Current Report on Form 8-K regarding amendments to or waivers from any provision of our Code of Ethics for our CEO and Senior Financial Personnel by posting such information on our website at www.thetorocompany.com/ethics.

Communications with Directors

Shareholders and other interested parties may communicate directly with our Board of Directors, our Board committees, our non-employee directors as a group, our Lead Independent Director, or any other specified individual director in writing by (i) sending a letter addressed to The Toro Company Board of Directors, c/o General Counsel, 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, or (ii) sending an email to boardofdirectors@toro.com. Substantive communications, such as corporate governance matters or potential issues relating to accounting, internal controls or other auditing matters, are forwarded by our General Counsel to the relevant director(s) as appropriate. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, donation requests, questions about our products, and other such matters, are handled directly by our Management.

Complaint Procedures

We maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free confidential ethics helpline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Conduct, which may be accessed on our website as noted above.

DIRECTOR COMPENSATION

Director Compensation Program for Fiscal 2019

Overview.    Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. In fiscal 2019, our non-employee director compensation was comprised of equity compensation, in the form of annual stock and stock option awards, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. This compensation program structure, together with the feature of The Toro Company Amended and Restated 2010 Equity and Incentive Plan, as amended and restated, or the 2010 Plan, that enables our directors to elect to receive a portion or all of their cash compensation in the form of our common stock, causes a substantial portion of our non-employee director compensation to be linked to our common stock performance. As a current employee director, Mr. Olson does not receive any additional compensation for his service as a director.

Processes for Consideration and Determination of Director Compensation.    The Board has delegated to the Compensation & Human Resources Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation & Human Resources Committee is assisted in performing its duties by our Human Resources Department and also engages an independent external compensation consultant to provide analysis regarding non-employee director compensation.

The Compensation & Human Resources Committee engaged Willis Towers Watson to review our non-employee director compensation for fiscal 2019. The Willis Towers Watson review consisted of, among other things, analysis of board and committee compensation trends, a competitive assessment based on a selected group of manufacturing companies operating in the United States that are similar in size to us from a revenue and market capitalization perspective, and a separate analysis of lead director compensation. Overall, the review by Willis Towers Watson showed that our non-employee director compensation program aligned with market trends from a design perspective and was near the peer group midpoint from a compensation level standpoint. The Compensation & Human Resources Committee considered this data and determined not to recommend any changes to our non-employee director compensation program for fiscal 2019 from fiscal 2018.

Elements of Our Non-Employee Director Compensation Program.    The following table sets forth our fiscal 2019 non-employee director compensation program.

Non-Employee Director Compensation	Fiscal 2019 ($)
Annual Stock Award Value	60,000
Annual Stock Option Award Value	55,000
Annual Board and Committee Member Retainers
Board	80,000
Audit Committee Member	12,500
Compensation & Human Resources Committee Member	7,000
Nominating & Governance Committee Member	6,000
Finance Committee Member	6,000
Annual Lead Independent Director and Committee Chair Additional Retainers
Lead Independent Director	25,000
Audit Committee Chair	20,000
Compensation & Human Resources Committee Chair	12,000
Nominating & Governance Committee Chair	7,500
Finance Committee Chair	7,500

The following summarizes the key characteristics of the elements of our non-employee director compensation program:

Element	Key Characteristics
Annual Retainers	Each Board and committee member, committee chair and the Lead Independent Director receives annual retainers for their respective service on our Board.
Stock Awards

On the first business day of our fiscal year shares of our common stock are automatically granted under the 2010 Plan. The stock award is determined by dividing the stock award value by the average of the closing prices of our common stock during the three months prior to the grant. The shares are fully vested at the time of grant.

Stock Option Awards

On the first business day of our fiscal year, a stock option to purchase shares of our common stock is automatically granted. The stock option award is determined by dividing the stock option award value by the grant date fair value of a stock option to purchase one share of our common stock. See below for additional information regarding vesting of stock option grants.

Common Stock In Lieu of Annual Retainers

Our non-employee directors may elect to convert a portion or all of their calendar year annual retainers otherwise payable in cash into shares of our common stock. Annual retainers earned after the date a director makes a stock-in-lieu of cash election for a calendar year are issued in shares of common stock in December of that year, the number of which is determined by dividing the dollar amount of the annual retainers earned in the calendar year and elected to be converted into shares of our common stock by the closing price of our common stock on the date that the shares are issued.

Deferred Compensation Plan

Non-employee directors may elect to defer receipt of all or a part of his or her stock award and/or cash compensation on a calendar year basis under The Toro Company Deferred Compensation Plan for Non-Employee Directors, or the Deferred Plan for Directors. Because the value of a director’s deferred compensation account fluctuates, as applicable, based on the market value of our common stock or based on a rate of return on funds that are comparable to funds available in The Toro Company Retirement Plan, or Retirement Plan, earnings on deferred compensation are not preferential. Dividends paid on our common stock are credited to a director’s account as additional common stock units. A director is fully vested in his or her deferred compensation accounts. Distributions under the Deferred Plan for Directors are payable in accordance with the director participant’s prior distribution elections upon the earliest of retirement, prior to retirement if a valid election has been made or in an unforeseeable financial emergency.

Company Products

Each of our non-employee directors is entitled to receive certain Company products and related parts, service and accessories for his or her personal use, at no cost; provided, however, that directors are responsible for payment of applicable taxes attributable to the value of such items. The value of products, parts and accessories is deemed to be our distributor net price or its equivalent, which is also the price at which such items are generally available to our employees for purchase.

Charitable Giving

We offer a matching gift program for our non-employee directors, similar to the matching gift program offered to all employees, which provides that a gift or gifts by a director and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $1,000 per director per year.

Indemnification and D&O Insurance

Each non-employee director is a party to an indemnification agreement with us pursuant to which we have agreed to provide indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Restated Certificate of Incorporation and continued coverage under our D&O insurance.

Stock Option Vesting.    Except as described below, stock options granted to our non-employee directors vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and remain exercisable for a term of ten years after the date of grant.

If a director becomes disabled or dies, all outstanding unvested stock options will vest in full on the date the director’s service ceases by reason of such disability or death and all outstanding stock options may be exercised up to the earlier of the date the stock options expire or one year after the date the director’s service ceased by reason of such disability or death.

If a director has served as a member of the Board for ten full fiscal years or longer and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will continue to vest in accordance with their terms and the director may exercise the vested portions of the stock options for up to four years after the director’s date of termination, but not later than the date the stock options expire. If a director has served as a member of the Board for less than ten full fiscal years and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will expire and be canceled and the director may exercise any vested portions of the stock options for up to three months after the director’s date of termination, but not later than the date the stock options expire. The following directors have served as a member of the Board for ten full fiscal years or longer: Janet K. Cooper, Gary L. Ellis, Katherine J. Harless and Gregg W. Steinhafel. In addition, Robert C. Buhrmaster and Christopher A. Twomey, each a former director, had completed more than ten full fiscal years of service on our Board as of the 2019 Annual Meeting of Shareholders, which was the day each retired from service as a director of our Company.

If there is a change in control of our Company, stock options granted under the 2010 Plan will vest immediately and remain exercisable for the remaining term and stock options granted under The Toro Company 2000 Directors Stock Plan, as amended, or 2000 Directors Stock Plan, will remain exercisable for three years or their respective expiration date, if earlier. The general definition of a change in control under the 2010 Plan and the 2000 Directors Stock Plan is described under “Potential Payments upon Termination or Change in Control—Change in Control” beginning on page 55.

Director Compensation for Fiscal 2019

The following table provides summary information concerning the compensation of each individual non-employee director who served during fiscal 2019. Richard M. Olson, our Chairman and CEO, is not compensated separately for his service as a director. Mr. Olson’s compensation is discussed in the “Executive Compensation” section beginning on page 28.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Robert C. Buhrmaster(6)	52,300	59,158	54,988	2,762	169,208
Janet K. Cooper	118,500	59,158	54,988	51	232,697
Gary L. Ellis	121,750	59,158	54,988	3,324	239,220
Jeffrey M. Ettinger(7)	97,725	59,158	54,988	0	211,871
Katherine J. Harless(8)	98,500	59,158	54,988	2,438	215,084
Jeffrey L. Harmening(9)	62,055	0	0	833	62,888
D. Christian Koch	95,750	59,158	54,988	0	209,896
Joyce A. Mullen(10)	58,590	0	0	0	58,590
James C. O’Rourke	100,560	59,158	54,988	1,491	216,197
Gregg W. Steinhafel	93,000	59,158	54,988	1,325	208,471
Christopher A. Twomey(11)	43,755	59,158	54,988	1,000	158,901
Michael G. Vale(12)	98,500	59,158	54,988	1,003	213,649

(1)

Unless a director otherwise elected to convert a portion or all of his or her annual retainers into shares of our common stock under our 2010 Plan, annual retainers were paid in cash in four quarterly installments at the beginning of each fiscal quarter.

(2)

On November 1, 2018, 1,009 shares of our common stock were granted to each non-employee director with the calculation as to the number of shares based on the average of the closing prices of our common stock during the three months prior to the grant, which was $59.44. However, the amount reported in the table represents the grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718. The closing price on the grant date of $58.63 was used in calculating the grant date fair value. The stock awards granted on November 1, 2018 were the only stock awards granted to directors during fiscal 2019. As of October 31, 2019, no directors held any restricted stock or other unvested stock awards.

(3)

On November 1, 2018, a stock option to purchase 4,482 shares of our common stock was granted to each non-employee director. The amount reported in the table represents the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is based on a Black-Scholes model valuation of $12.2686 per share. The following assumptions were used in the Black-Scholes calculation: a risk-free interest rate of 3.01%; expected life of 6.6 years; expected volatility of 19.998%; and an expected dividend yield of 1.18%. The exercise price per share is equal to 100% of the fair market value of one share of our common stock on the date of grant, as determined by the closing price for our common stock, which was $58.63 on November 1, 2018. The actual value of the stock option awards, if any, to be realized by a director depends upon whether the price of our common stock at exercise is greater than the exercise price of the stock options. The stock option awards granted on November 1, 2018 were the only stock options granted to directors during fiscal 2019.

(4)	As of October 31, 2019, the aggregate number of stock options (exercisable and unexercisable) held by each director who served during all or part of fiscal 2019 was as follows: Mr. Buhrmaster—54,747;

Ms. Cooper—45,503; Mr. Ellis—54,747; Mr. Ettinger—54,747; Ms. Harless—54,747; Mr. Koch—13,279; Mr. O’Rourke—28,613; Mr. Steinhafel—23,509; Mr. Twomey—18,317; and Dr. Vale—4,482. These numbers are different from the numbers set forth in the “Stock Options” column in footnote (2) to the “Directors and Executive Officers” stock ownership table beginning on page 61 which (i) sets forth information as of January 21, 2020 and (ii) does not include options that will become exercisable more than 60 days after January 21, 2020.

(5)

We generally do not provide perquisites and other personal benefits to our non-employee directors other than Company products for personal use. The amount reported includes for (i) each of Ms. Harless and Messrs. Buhrmaster, Harmening, O’Rourke, Steinhafel and Dr. Vale the value of products, parts, service or accessories, as described under “Company Products” on page 21; (ii) Mr. Twomey a charitable donation under our director matching gift program, as described under “Charitable Giving” on page 21; and (iii) each of Ms. Cooper and Messrs. Buhrmaster, Ellis, and O’Rourke the incremental cost to the Company for spousal travel in connection with an off-site board meeting.

(6)	Mr. Buhrmaster retired from our Board in connection with the 2019 Annual Meeting. Accordingly, the fees shown for Mr. Buhrmaster are for the period from November 1, 2018 through March 19, 2019.
(7)

Mr. Ettinger elected to convert his calendar 2018 and calendar 2019 retainers into shares of our common stock under the 2010 Plan. On December 16, 2019, based on that day’s closing stock price of $79.90, Mr. Ettinger received 1,262 shares of our common stock in lieu of $100,834 cash that would have been paid in calendar 2019. The amount shown in the “Fees Earned or Paid in Cash” column represents the amount he earned for fiscal 2019.

(8)

Ms. Harless elected to defer receipt of her (i) calendar 2018 and calendar 2019 retainers earned in fiscal 2019, and (ii) the annual stock award granted on November 1, 2018, each under the Deferred Plan for Directors.

(9)

Mr. Harmening was elected to the Board at our 2019 Annual Meeting. Accordingly, the fees shown for Mr. Harmening are for the period from March 19, 2019 through October 31, 2019. As he was not serving on the Board on November 1, 2018, the date of the fiscal 2019 annual stock award and annual stock option grants, he did not receive such awards in fiscal 2019. Additionally, Mr. Harmening elected to convert his calendar 2019 retainers into shares of our common stock under the 2010 Plan. On December 16, 2019, based on that day’s closing stock price of $79.90, Mr. Harmening received 1,100 shares of our common stock in lieu of $87,890 cash that would have been paid in calendar 2019. The amount shown in the “Fees Earned or Paid in Cash” column represents the amount he earned for fiscal 2019.

(10)

Ms. Mullen was elected to the Board at our 2019 Annual Meeting. Accordingly, the fees shown for Ms. Mullen are for the period from March 19, 2019 through October 31, 2019. As she was not serving on the Board on November 1, 2018, the date of the fiscal 2019 annual stock award and annual stock option grants, she did not receive such awards in fiscal 2019. Additionally, Ms. Mullen elected to defer receipt of her retainers earned in fiscal 2019 under the Deferred Plan for Directors.

(11)	Mr. Twomey retired from our Board in connection with the 2019 Annual Meeting. Accordingly, the fees shown for Mr. Twomey are for the period from November 1, 2018 through March 19, 2019.
(12)

Dr. Vale elected to defer receipt of his (i) calendar 2018 and calendar 2019 retainers earned in fiscal 2019, and (ii) the annual stock award granted on November 1, 2018, each under the Deferred Plan for Directors.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee selects our external auditor. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our external auditor and determines whether to re-engage the current external auditor. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the external auditor, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the external audit firm; the external auditor’s global capabilities relative to our business; the external auditor’s knowledge of our operations; and the external auditor’s fees. Upon consideration of these and other factors, the Audit Committee has selected KPMG LLP, or KPMG, to serve as our external auditor for fiscal 2020. Although it is not required to do so, the Board, as it traditionally has done in the past, is asking our shareholders to ratify the Audit Committee’s selection of KPMG. If our shareholders do not ratify the selection of KPMG, the Audit Committee may reconsider its selection. Even if the selection is ratified by our shareholders, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

Representatives of KPMG will be present at the annual meeting to answer appropriate questions. They also will have the opportunity to make a statement if they wish to do so.

Audit, Audit-Related, Tax and Other Fees

The following table sets forth the aggregate fees billed to us for professional services rendered by KPMG for fiscal 2019 and fiscal 2018 by category, as described in the footnotes to the table.

	Fiscal 2019 ($)	Fiscal 2018 ($)
Audit Fees(1)	2,112,115	1,375,200
Audit-Related Fees(2)	61,500	55,300
Tax Fees(3)	228,871	225,705
All Other Fees	0	0

(1)

Consist of aggregate fees billed, or expected to be billed, for fiscal 2019 and fiscal 2018, respectively, for professional services rendered by KPMG in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits of certain of our international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Fees for fiscal 2019 also include audit work related to the CMW acquisition.

(2)	Consist of aggregate fees billed for KPMG’s services related to audits of employee benefit plans.
(3)	Consist of aggregate fees billed for professional services rendered by KPMG for permissible domestic and international tax consulting, planning and compliance services.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee review and approve in advance the retention of our external auditor for all types of audit and non-audit services to be performed for us by our external auditor and approve the fees for such services, other than de minimus non-audit services allowed by relevant rules and regulations. All of the services provided to us by KPMG for which we paid Audit Fees, Audit-Related Fees and Tax Fees, as shown in the table above, were pre-approved by the Audit Committee in accordance with these pre-approval policies and procedures.

The Board of Directors Recommends a Vote FOR Ratification of the Selection of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal 2020	☑

Audit Committee Report

This report is furnished by the Audit Committee with respect to our financial statements for fiscal 2019.

Ultimate responsibility for good corporate governance rests with our Board, whose primary roles and responsibilities involve oversight, counseling and providing direction to our Management in the best long-term interests of Toro and our shareholders. As set forth in its charter, the Audit Committee assists our Board by, among other things, providing oversight of our accounting and financial reporting processes, the audits of our annual financial statements and internal control over financial reporting. A copy of our Audit Committee Charter, which further describes the role and responsibilities of the Audit Committee, is available online at www.thetorocompany.com/corporategovernance.

Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), or PCAOB, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.

In performing its oversight role, the Audit Committee has (i) reviewed and discussed with Management our audited financial statements for fiscal 2019, (ii) discussed with representatives of KPMG the matters required to be discussed by PCAOB Auditing Standard 1301 (Communications with Audit Committees), (iii) received the written disclosures and the letters from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning KPMG’s independence, and (iv) discussed with representatives of KPMG its independence and concluded that it is independent from Toro and its Management.

Based on the review and discussions referred to in the foregoing paragraph and subject to the limitations on its responsibilities set forth in its charter, the Audit Committee recommended to our Board that our audited financial statements for fiscal 2019 be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019, for filing with the SEC.

Audit Committee:

Janet K. Cooper (Chair)

Gary L. Ellis

Katherine J. Harless

Jeffrey L. Harmening

Michael G. Vale

PROPOSAL THREE—ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

The Board is providing our shareholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this proxy statement beginning on page 28, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes. At the 2019 Annual Meeting of Shareholders held on March 19, 2019, over 95% of the votes cast by our shareholders were in favor of our say-on-pay vote. The Compensation & Human Resources Committee believes that such results affirmed shareholder support of our approach to executive compensation.

Our executive compensation program is generally designed to attract, retain, motivate and reward highly qualified and talented executive officers, including our named executive officers, that will enable us to perform better than our competitors and drive long-term shareholder value. The underlying core principles of our executive compensation program include (i) aligning the interests of our executives with those of our shareholders and linking pay to performance by providing compensation opportunities that are tied directly to the achievement of financial performance goals and long-term stock price performance, and (ii) providing competitive compensation opportunities targeted at the market 50th percentile for both individual elements of compensation and total direct compensation at target levels of financial performance, which we believe allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure. The “Compensation Discussion and Analysis,” beginning on page 28, describes our executive compensation program and the executive compensation decisions made by the Compensation & Human Resources Committee in fiscal 2019 in more detail. Important considerations include:

•	A substantial portion of total executive compensation is linked directly to performance and requires that minimum, or threshold, levels of performance be met in order for there to be any payout.
•	All incentive compensation awards, including annual and long-term equity and incentive awards, are subject to a “clawback” mechanism.
•	Our CEO and other executive officers do not have employment or severance agreements or arrangements, except as provided for in our change in control severance compensation policy, or CIC policy.
•	We do not provide tax “gross-up” payments under our CIC policy or in connection with any annual or long-term compensation, benefits or perquisites provided to our executive officers.
•	Our executive officers receive only modest perquisites.
•	We maintain stock ownership guidelines for each of our executive officers.
•

Our insider trading policy prohibits executive officers and directors from purchasing Toro securities on margin, borrowing against any account in which Toro securities are held, or pledging Toro securities as collateral for a loan.

•

Our insider trading policy prohibits employees, executive officers and directors from purchasing any financial instruments (including without limitation collars, equity swaps, prepaid variable forward contracts, and exchange funds) that are designed to hedge or offset any decrease in the market value of Toro securities.

•	We have an independent Compensation & Human Resources Committee.
•	We utilize an independent external compensation consultant.

We believe that our executive compensation objectives and core principles have resulted in an executive compensation program and related decisions that have appropriately incentivized the achievement of financial goals and produced financial results that have benefited our Company and our shareholders and are expected to drive long-term shareholder value.

Accordingly, the Board recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Shareholders are not voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at the Company’s 2017 Annual Meeting of Shareholders, the Board of Directors has determined that the Company will continue to conduct an executive compensation advisory vote on an annual basis. Accordingly, the next say-on-pay vote will occur in 2021 in connection with our 2021 Annual Meeting of Shareholders.

The Board of Directors Recommends a Vote FOR Approval, on an Advisory Basis, of our Executive Compensation, or Say-On-Pay Vote.	☑

EXECUTIVE COMPENSATION

Compensation & Human Resources Committee Report

The Compensation & Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” with Management and, based on such review and discussions, recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2019.

Compensation & Human Resources Committee:

James C. O‘Rourke (Chair)

Jeffrey M. Ettinger

D. Christian Koch

Joyce A. Mullen

Gregg W. Steinhafel

Compensation Discussion and Analysis

Overview.    In this Compensation Discussion and Analysis, or CD&A, we describe key principles and approaches used to determine elements of compensation paid or awarded to and earned by the following named executive officers whose compensation is set forth in the “Summary Compensation Table” beginning on page 44:

•	Richard M. Olson, Chairman of the Board, President and CEO;
•	Renee J. Peterson, Vice President, Treasurer and Chief Financial Officer;
•	Timothy P. Dordell, former Vice President, Secretary and General Counsel;
•	Bradley A. Hamilton, Group Vice President, Commercial, International and Irrigation Businesses; and
•	Richard W. Rodier, Group Vice President, Construction Businesses.

On April 1, 2019, we completed the acquisition of CMW. In connection with the CMW acquisition, Mr. Rodier was promoted to his current role of Group Vice President, Construction Businesses. In addition, Mr. Dordell retired from our Company on January 10, 2020.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, as they provide information and context to the compensation disclosures. Additionally, this CD&A should be read in conjunction with our advisory vote on executive compensation, which can be found under “Proposal Three—Advisory Approval of our Executive Compensation” beginning on page 26.

Executive Compensation Program Objectives.    Our guiding compensation philosophy is to maintain an executive compensation program that allows us to attract, retain, motivate and reward highly qualified and talented executive officers who will enable us to perform better than our competitors and drive long-term shareholder value. The following core principles provide a framework for our executive compensation program:

•	Align interests of executive officers with shareholder interests;
•	Link pay to performance; and
•	Provide competitive target total direct compensation opportunities.

Highlights of Compensation Practices.    At our 2019 Annual Meeting of Shareholders, our shareholders had the opportunity to vote on an advisory say-on-pay proposal and over 95% of the votes cast were in favor of such proposal. The Compensation & Human Resources Committee believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and, therefore, did not, make any significant changes to our executive compensation program in fiscal 2019.

What We Do:
✓	We link a substantial portion of total executive compensation directly to performance and require that minimum, or threshold, levels of performance be met in order for there to be any payout.
✓	We utilize a mix of earnings, revenue and asset-based performance measures for our annual cash incentive awards and long-term performance share awards.
✓	We cap annual cash incentive award and long-term performance share award payouts at 200% of the target award.
✓	We utilize three-year performance share awards, the payouts of which vary based on performance and are contingent upon the achievement of three-year performance goals.
✓	We utilize stock options, the value of which is contingent upon long-term stock price performance.
✓	We impose a minimum vesting requirement of three years or more for our time-based equity awards.
✓	We maintain stock ownership guidelines for our executive officers.
✓	We include clawback provisions within our annual cash incentive and long-term incentive awards.
✓	We have an independent Compensation & Human Resources Committee which is advised by an independent external compensation consultant.
✓	We provide our shareholders with the opportunity to cast an advisory say-on-pay vote on an annual basis.

What We Don’t Do:

We do not allow repricing or exchange of any equity awards without shareholder approval.
We do not have individual employment agreements with our CEO or any other executive officer.
We do not provide excessive perquisites.
We do not provide gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.
We do not allow hedging or pledging of Toro securities by our executive officers.

Pay Levels/Mix.    A significant portion of our executive officers’ target total direct compensation is comprised of short- and long-term variable performance-based, or at risk, compensation to directly link their pay to performance. Generally, higher level executive positions have a higher level of pay that is performance-based. For fiscal 2019:

•	84% of the target total direct compensation for our Chairman and CEO was performance-based, and
•	68% of the target total direct compensation for our other named executive officers was performance-based.

Short-term variable compensation is in the form of annual cash incentive awards. Long-term variable compensation is in the form of stock options that vest over three years and three-year performance share awards. We target pay opportunities within a competitive range of the market 50th percentile for each element of compensation and in total; however, variance around the market 50th percentile is dependent on a number of factors. We also provide our executive officers with modest perquisites and market competitive retirement and benefit plans.

Chairman and CEO Target Total Direct Compensation Mix	Other Named Executive Officers Target Total Direct Compensation Mix

Annual Cash Incentives.    As described in more detail under “Annual Cash Incentives” beginning on page 33, our fiscal 2019 corporate performance (reflective of adjustments made based on defined adjustment events, which, among other things, resulted in the exclusion of all financial impacts related to the CMW acquisition) resulted in a corporate performance payout of 59.65% of target:

Corporate: Fiscal 2019 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% diluted net EPS	$2.35	$2.94	$3.53	$2.78 (between threshold and target)
30% corporate revenue growth	3.6%	5.6%	7.6%	1.5% (below threshold)
20% corporate average net assets turns	1.98127	2.33090	2.68054	2.27160 (between threshold and target)
Corporate performance payout				59.65% of target

Long-Term Incentives.    As described in more detail under “Long-Term Incentives—Performance Measures for the Performance Period Ending in Fiscal 2019” on page 41, the three-year cumulative corporate performance for fiscal 2017 to fiscal 2019 (reflective of adjustments made based on defined adjustment events, which, among other things, resulted in the exclusion of all financial impacts related to the CMW acquisition) resulted in a payout of 122.06% of target:

Fiscal 2017 to Fiscal 2019 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
40% cumulative corporate net income plus after-tax interest (in thousands)*	$672,901	$841,126	$953,273	$899,352 (between target and maximum)
30% cumulative corporate revenue (in thousands)	$7,496,834	$7,963,555	$8,419,010	$7,783,380 (between threshold and target)
30% cumulative corporate average net assets turns	5.80531	6.82977	7.85424	7.11110 (between target and maximum)
Fiscal 2017 to fiscal 2019 performance share award payout				122.06% of target

*	Cumulative corporate net income plus after-tax interest is defined as net earnings plus interest expense, net of taxes.

How We Make Compensation Decisions.    There are several elements to our executive officer compensation decision-making, which we believe allow us to most effectively implement our established compensation philosophy. The Compensation & Human Resources Committee, its independent external compensation consultant and Management all have a role in decision making for executive officer compensation. These roles are described below:

Role of the Compensation & Human Resources Committee.    The Compensation & Human Resources Committee, which is comprised solely of independent directors, oversees our executive compensation program. Within its duties, the Committee approves compensation for each of our executive officers. In addition, compensation approved by the Committee for our Chairman and CEO is submitted to the independent directors of the Board for ratification. In doing so, the Committee:

•	Approves the total direct executive compensation package for each executive officer, including his or her base salary, annual cash incentive award and long-term incentive awards;
•	Reviews and approves corporate and division financial performance measures, weightings, goals and performance adjustment events, if any, related to our annual and long-term incentive awards;
•	Reviews and approves annual cash incentive award payouts and long-term performance share award payouts;
•	Evaluates market competitiveness of each of our executive officer’s compensation (in total and by each individual element);
•	Evaluates proposed changes to other elements of our executive compensation program; and
•	Approves any executive officer compensation changes in connection with merger and acquisition transactions.

During fiscal 2019, the Committee received input from Willis Towers Watson, its independent external compensation consultant, and our Management, including our Chairman and CEO, Vice President, Human Resources and Distributor Development and our Managing Director, Total Rewards and Employee Services.

Role of the Independent External Compensation Consultant.    The Committee has sole authority to hire consultants, approve their fees and determine the nature and scope of their work. The Committee may replace consultants or hire additional consultants at any time.

A representative from Willis Towers Watson attended three of the four Committee meetings in fiscal 2019, including attendance in executive session without Management present, and generally communicated with the Chair of the Committee in advance of, and/or following, such Committee meetings. During fiscal 2019, Willis Towers Watson reviewed and discussed executive compensation structure and trends with Management and the Committee and provided market data for all of our executive officers, including our named executive officers, along with a comparison of those executive officers’ current base salaries, target total cash compensation and total direct compensation to the market 25th, 50th and 75th percentiles. Additionally, during fiscal 2019, Willis Towers Watson reviewed and discussed executive officer compensation recommendations made by Management in advance of applicable Committee meetings and participated in discussions at the Committee meetings regarding those recommendations. Willis Towers Watson is engaged by the Committee from time to time to perform other compensation consulting services, which in fiscal 2019 included a review of non-employee director compensation, an assessment of risk as it relates to our incentive plans, and compensation consulting services relating to the acquisition of CMW, including providing advice and market trends relating to compensation in connection with significant merger and acquisition transactions, as well as providing recommendations on in-cycle incentives and retention strategies.

Role of Management.    Management’s role is to provide current compensation information and information regarding executive officer duties and responsibilities to Willis Towers Watson and provide analysis and recommendations on executive officer compensation to the Committee based on the comparison to market; the executive’s level of professional experience; the executive’s duties and responsibilities, including as a result of the completion and/or integration of significant acquisitions; individual performance; future potential; tenure in the position; corporate, division and/or plant performance, as applicable; internal pay comparisons; and outside market factors, including general economic conditions. None of our executive officers provides input or recommendations with respect to his or her own compensation.

Use of Market Data.    Since one of the objectives of our executive compensation program is to provide market competitive compensation opportunities, during fiscal 2019 the Committee used market data provided by Willis Towers Watson to help evaluate and make compensation decisions. Market data, which is size-adjusted, is provided by Willis Towers Watson through its executive compensation database, which includes over 1,000 participating companies. We believe that the market for our executive officer talent is not limited to the manufacturing industry; therefore, we do not focus specifically on manufacturing companies within the database, nor do we identify a separate group of peer companies within the manufacturing industry for executive compensation purposes. The market data provided by Willis Towers Watson was in aggregate form and, therefore, individual data for participating companies in the survey was not considered when determining executive officer compensation in total or for any individual officer or element.

Elements of Our Executive Compensation Program.    During fiscal 2019, our executive compensation program consisted of the following key elements: base salary, annual cash incentive, long-term incentives in the form of stock options and performance share awards, health and welfare benefits, retirement plans and perquisites. The following table provides some of the key characteristics of and purpose for each element along with some key actions taken during fiscal 2019.

Element	Key Characteristics	Purpose	Key Fiscal 2019 Actions
Base Salary	A fixed amount, paid in cash and reviewed annually and, if appropriate, adjusted.	Provide a source of fixed income that is market competitive and reflects scope and responsibility of the position held.

Named executive officers received base salary increases ranging from 3.0% to 14.3% of their then current annual base salaries. Mr. Rodier also received a base salary increase of 26.2% in connection with his promotion to Group Vice President, Construction Businesses, following the CMW acquisition on April 1, 2019.

Element	Key Characteristics	Purpose	Key Fiscal 2019 Actions
Annual Cash Incentive

A variable, short-term element of compensation that is payable in cash based on achievement of key pre-established annual corporate financial goals and, for division participants, division and/or business financial goals.

Motivate and reward our executive officers for achievement of annual financial business goals intended to drive overall company and division/business performance.

At the beginning of fiscal 2019, target awards as a percent of base salary for named executive officers were established at 50% to 110% of fiscal year base salary. In April 2019, in connection with his promotion to Group Vice President, Construction Businesses, Mr. Rodier’s target award as a percent of base salary was increased from 50% to 60%.

Corporate performance measures and weightings were established for Messrs. Olson, Dordell and Hamilton and Ms. Peterson for fiscal 2019. In addition to corporate performance measures and weightings, division and business performance measures and weightings were established for Mr. Rodier for fiscal 2019.

Long-Term Incentives

A variable, long-term element of compensation that is provided in the form of stock options and performance share awards. Stock options are time-based and vest no more frequently than ratably over three years and performance share awards are payable based on achievement of cumulative financial goals after three years and are paid out in shares of our common stock.

Align the interests of our executive officers with our shareholders; encourage focus on long-term company financial performance measures that are deemed strategically and operationally important to our Company; promote retention of our executive officers; and encourage significant ownership of our common stock.

Our named executive officers were granted stock options and performance share awards. Additionally, Mr. Rodier was granted restricted stock units in connection with his promotion to Group Vice President, Construction Businesses in April 2019.

Health and Welfare Benefits	Includes medical and dental insurance; life, accidental death and dismemberment insurance; and disability insurance.	Provide competitive health and welfare benefits.	No significant changes were made to health and welfare benefits for fiscal 2019.
Retirement Plans	Includes a defined contribution retirement plan and certain nonqualified retirement plans.	Provide an opportunity for employees to save and prepare financially for retirement.

In 2019, we changed our Company matching formula in our defined contribution retirement plan from $0.50 for each dollar, to matching dollar for dollar, up to a maximum of 4% of eligible compensation. Additionally, as a result of increasing the matching formula, we did not make a discretionary ESOP contribution. We also changed our Supplemental Benefit Plan such that all employer contributions were considered for earnings above the IRS compensation limit. For calendar year 2019, this included matching contributions and the investment savings contribution.

Perquisites	Includes a financial planning allowance, Company products, company-leased automobile, and executive physical.

Assist in promoting the personal financial security of our executive officers; promote the personal use of our products by our executive officers; promote the attraction and retention of our executive officers; and promote the wellbeing of our executive officers.

No significant changes were made to perquisites for fiscal 2019.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in fiscal 2019.

Base Salary.

General.    We review base salaries for our executive officers on an annual basis to ensure that they remain market competitive and reflect the scope and responsibility of their positions. Base salaries for our executive officers are reviewed and discussed at the regular meeting of the Compensation & Human Resources Committee held in November or December of each year. Additionally, base salaries for executive officers are periodically reviewed upon a significant change in an executive officer’s responsibilities or role.

Discussion and Analysis.    When we recommended fiscal 2019 base salaries for our named executive officers, the following factors were considered: current base salary; positioning relative to competitive market data; scope and complexity of the position, including as a result of the completion of the CMW acquisition; experience; tenure; historical and current levels of function, division, and individual performance; future potential; and internal pay comparisons. Fiscal 2019 annual base salaries, fiscal 2019 annual base salary increases compared to fiscal 2018 and fiscal 2019 annual base salaries compared to the market 50th percentile are provided in the table below for our named executive officers:

Name	Fiscal 2019 Annual Base Salary	Fiscal 2019 Annual Base Salary Change Compared to Fiscal 2018	Fiscal 2019 Annual Base Salary Compared to Market 50th Percentile
Mr. Olson	$925,000	5.7%	6% below
Ms. Peterson	$535,500	3.0%	1% above
Mr. Dordell	$451,000	3.0%	2% above
Mr. Hamilton	$400,000	14.3%	15% below
Mr. Rodier(1)	$385,000	32.8%	11% below

(1)

Numbers for Mr. Rodier represent his annual base salary, as increased on April 1, 2019, the increase expressed as a percentage of his April 1, 2019 annual base salary compared to fiscal 2018 annual base salary, along with the comparison of his April 1, 2019 annual base salary to the market 50th percentile for a group vice president role. Mr. Rodier’s actual fiscal year base salary earnings are disclosed in the “Salary” column of the “Summary Compensation Table” beginning on page 44.

Mr. Olson’s fiscal 2019 annual base salary was increased to $925,000; this 5.7% increase was designed to bring his base salary closer to the market 50th percentile. Base salary increases for Ms. Peterson and Mr. Dordell were intended to bring their respective annual base salaries to the market 50th percentile and those increases are representative of market merit increases for executive officers. Mr. Hamilton was promoted to Group Vice President in early fiscal 2018 which resulted in increased responsibility for multiple businesses. Therefore, in both fiscal 2018 and fiscal 2019, the Compensation & Human Resources Committee provided increases to base salary to reflect the significant increase in his duties and responsibilities. At the beginning of fiscal 2019, in connection with his role as the Vice President of our Commercial division, the Compensation & Human Resources Committee increased Mr. Rodier’s salary by 5.2% to $305,000. On April 1, 2019, in connection with our acquisition of CMW, Mr. Rodier was promoted to Group Vice President, Construction Businesses. In recognition of his significantly broadened scope and responsibilities, the Compensation & Human Resources Committee increased Mr. Rodier’s base salary by 26.2%, to $385,000, resulting in an overall increase from his fiscal 2018 base salary of 32.8%.

Annual Cash Incentives.

General.    To help ensure we meet our compensation program objective of linking pay to performance, we provide the opportunity for our executive officers to earn an annual cash incentive, which is designed to motivate attainment and reward accomplishment of annual financial business goals. This is done by establishing financial goals that link to our annual financial plan.

At the beginning of each fiscal year, during its regular meeting held in November or December, the Compensation & Human Resources Committee approves a target award expressed as a percentage of base salary for each executive officer. Additionally, the Committee approves specific performance measures, weightings, goals and performance adjustment events, if any, at the corporate and division and/or business level for the fiscal year. The performance measures are derived from a list of performance measures included in our 2010 Plan. For each performance measure, a threshold, target and maximum level of performance is defined, which have corresponding payout percentages. During the fiscal year, the Committee reviews progress against the established goals. In addition, as needed during the fiscal year, the Committee reviews significant events that have occurred at our Company, including merger and acquisition activity, and assesses whether such events necessitate a change in target awards or performance measures, weightings and goals for any annual cash incentive award granted to our executive officers.  Following the end of the fiscal year, at the Committee’s regular meeting held in November or December, Management presents a summary of, and the Committee certifies, actual performance as compared to the established goals along with a corresponding payout percentage, which is expressed as a percent of target performance. Annual cash incentive awards are paid out to the executive officers in December.

Target Awards.    When determining the target award for each executive officer, the Committee reviews the market 50th percentile for target total cash compensation (sum of base salary and target annual cash incentive) for the position in which such executive officer serves. Our objective is that when we achieve target levels of performance for each measure, resulting total cash compensation paid to our executive officers is within a reasonable range of the market 50th percentile. Actual total cash compensation will generally exceed the market 50th percentile if actual performance for each measure exceeds established target annual financial business goals and will generally be less than the market 50th percentile if actual performance for each measure is below established target annual financial business goals. In addition to considering the market data, the Committee also considers experience, tenure, scope and complexity of the executive officer’s position, individual contributions and performance, as well as internal pay equity. Actual awards can range from 0% (if threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met for all of the performance measures) and the resulting competitiveness of total cash compensation will also vary accordingly.

In December 2018, the Committee approved the fiscal 2019 target awards for our named executive officers. In addition, in connection with our CMW acquisition, the Committee approved a new annual cash incentive for Mr. Rodier that included an increase to his target award percentage, with such award being effective April 1, 2019. The fiscal 2019 target annual cash incentive award percentage, the change in the target award percentage, the resulting fiscal 2019 target total cash compensation (sum of fiscal 2019 annual base salary and fiscal 2019 target annual cash incentive award) and the comparison to the market 50th percentile are provided below.

Name	Fiscal 2019 Annual Base Salary ($)	Fiscal 2019 Award at Target (% of base salary)	Fiscal 2019 Target Award Percentage Change	Fiscal 2019 Target Annual Cash Incentive Award ($)	Fiscal 2019 Target Total Cash Compensation ($)	Fiscal 2019 Target Total Cash Compensation Compared to Market 50th Percentile
Mr. Olson	925,000	110%	No Change	1,017,500	1,942,500	8% below
Ms. Peterson	535,500	75%	No Change	401,625	937,125	1% above
Mr. Dordell	451,000	60%	No Change	270,600	721,600	At market
Mr. Hamilton	400,000	60%	+5%	240,000	640,000	19% below
Mr. Rodier(1)	385,000	60%	+10%	231,000	616,000	14% below

(1)

Numbers for Mr. Rodier represent his annual base salary and target award percentage, each as increased on April 1, 2019, the corresponding target annual cash incentive award and target total cash compensation and the comparison of his target total fiscal 2019 cash compensation as of April 1, 2019 to the market 50th percentile for a group vice president role. Mr. Rodier’s target annual cash incentive for the grants provided to him each at the beginning of fiscal 2019 and in connection with his promotion to Group Vice President on April 1, 2019 are disclosed in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards for Fiscal 2019” table beginning on page 46.

We believe that the fiscal 2019 target annual cash incentive awards are within a reasonable range of market competitive annual cash incentive opportunities given all relevant factors described previously and that the differentiation of target awards among our named executive officers was appropriate given the scope and responsibility of their respective positions. The change in the target award for Messrs. Hamilton and Rodier, in combination with their base salary increases, were made to reflect the significant increase in their duties and responsibilities as Group Vice Presidents and to bring their target total cash compensation levels closer to the market 50th percentile. The Committee determined it was appropriate to keep the target awards for fiscal 2019 consistent with those in fiscal 2018 for the other named executive officers.

Details regarding actual total cash compensation for fiscal 2019 can be found under “Annual Cash Incentives—Actual Cash Compensation Discussion and Analysis” beginning on page 37.

Performance Measures, Weightings and Goals.    Each year, the Committee determines performance measures, weightings, goals and performance adjustment events, if any, for the annual cash incentive awards. We believe that in order to motivate our executive officers to achieve annual financial business goals, it is important to select performance measures designed to motivate our executive officers to achieve our annual financial plan, as well as drive shareholder value. Key drivers in our annual financial plan for fiscal 2019 included profitability, revenue growth, and asset efficiency and, accordingly, the corporate and division performance measures for fiscal 2019 and their weightings, which are set forth in the table below, were intended to support these key drivers. In addition, in connection with our CMW acquisition, performance measures, weightings and goals that had historically been used by the CMW organization were established for Mr. Rodier to ensure a focus on the integration and continued growth of the CMW businesses.

The corporate and division performance measures and weightings established at the beginning of fiscal 2019, were as follows:

Corporate Performance Measures	Division Performance Measures
50% diluted net EPS	50% division CPC(1)
30% corporate revenue growth	30% division revenue growth
20% corporate average net assets turns	20% division working capital as a percent of sales(2)

(1)	Division CPC is defined as divisional operating earnings plus divisional other income or less divisional other expense.
(2)

Division working capital as a percent of sales is defined as the twelve month average divisional receivables divided by divisional net sales plus the twelve month average divisional inventories divided by divisional net sales minus the total Company accounts payables divided by the total Company net sales.

The CMW business performance measures and weightings established in connection with the CMW acquisition and effective April 1, 2019 for Mr. Rodier, were as follows:

CMW Businesses Performance Measures
70% CMW businesses return on revenue(1)
30% CMW businesses revenue growth

(1)	CMW businesses return on revenue is defined as CMW businesses CPC divided by the consolidated gross revenue of our CMW businesses.

Our executive officers with all corporate responsibilities for the full fiscal year, which includes Messrs. Olson, Dordell and Hamilton and Ms. Peterson, had 100% of their annual cash incentive tied to corporate performance. Our executive officers with divisional responsibility for all or some portion of the fiscal year, which included Mr. Rodier, generally had 50% of their annual cash incentive tied to corporate performance and 50% tied to the division(s) and/or business(es) over which such officer had responsibility. At the beginning of fiscal 2019, Mr. Rodier had responsibility for the Commercial division. For the portion of the fiscal year in which he had responsibility for the Commercial division, Mr. Rodier had 50% of his annual cash incentive tied to corporate performance and 50% tied to Commercial division performance. Effective April 1, 2019, Mr. Rodier was promoted to Group Vice President, Construction Businesses. As a result and from April 1, 2019 through October 31, 2019, Mr. Rodier had 50% of his annual cash incentive tied to corporate performance and 50% tied to the performance of our CMW businesses. Generally, given the breadth and scope of the Group Vice President role at the enterprise level and the desire for enterprise focus and perspective while serving in such a role, our Group Vice Presidents have 100% of their annual cash incentive payout tied to corporate performance. Therefore, the Compensation & Human Resources Committee determined that, for fiscal 2020, Mr. Rodier’s performance will be 100% tied to corporate performance.

At its meeting in December 2018, the Committee’s first meeting of fiscal 2019, threshold, target and maximum goals were established by the Committee for each corporate and division performance measure. Target levels of performance were established based on our annual financial business plan, which takes into account our prior fiscal year financial business results, our competitive situation and the general outlook for our business during the current fiscal year. Additionally, the following thresholds affect whether or not a corporate and/or division payout is made:

•

The diluted net EPS threshold goal, which was set at 80% of plan, must have been met in order for there to be any payout for corporate participants and any corporate portion of the payout for division participants; and

•	For division participants to receive a division payout, CPC for the respective division must have been at least 80% of the plan, or the threshold level of performance established for that division.

As provided for and in accordance with our 2010 Plan, the Committee also established specific adjustment events for determining corporate performance payouts and division performance payouts under the fiscal 2019 annual cash incentive awards. With respect to corporate adjustment events, the impact of an acquisition on the fiscal 2019 annual cash incentive award payouts was determined by the size of the acquisition based on projected annual revenue for the first twelve months following the closing of an acquisition, as follows:

•	The impact of any acquisition greater than $10 million was to be excluded from the payout calculation, unless such acquisition was included in the fiscal 2019 goals; and
•	The impact of any acquisition less than $10 million was to be included in the payout calculation.

In addition, any externally driven changes in accounting principles and standards were to be excluded if the cumulative net impact on the payout of all such accounting adjustments affected the award payout by more than 2%.

With respect to division adjustment events, the impact of any acquisition was excluded from the payout calculation and the impact of any currency fluctuations from assumed foreign currency exchange rate plan levels was excluded from the payout calculation.

In addition, in connection with our CMW acquisition, threshold, target and maximum goals were established for each performance measure for our CMW businesses. Such performance measures, and the target levels of performance that were established, reflect the performance measures and goals that had been set by the CMW organization prior to the acquisition as such performance measures and targets were determined to be appropriate for the remainder of our 2019 fiscal year to ensure a focus on the integration and continued growth of our CMW businesses.

Corporate Performance Measures and Goals.    The table below summarizes the fiscal 2019 corporate performance measures and goals applicable to our executive officers. In fiscal 2019, pursuant to the defined adjustment events, all financial impacts related to the CMW acquisition, among other adjustment events, were excluded from the payout calculation.

Corporate: Fiscal 2019 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% diluted net EPS	$2.35	$2.94	$3.53	$2.78 (between threshold and target)
30% corporate revenue growth	3.6%	5.6%	7.6%	1.5% (below threshold)
20% corporate average net assets turns	1.98127	2.33090	2.68054	2.27160 (between threshold and target)
Corporate performance payout				59.65% of target

Corporate Performance Discussion and Analysis.    When applying the weightings of the performance measures to actual results, the resulting corporate performance payout for fiscal 2019 was 59.65% of target. All of our named executive officers, except for Mr. Rodier, had 100% of their annual cash incentive awards tied to corporate performance for all of fiscal 2019 and therefore, their annual cash incentive award payouts were at 59.65% of target. Applying their individual target awards as a percent of base salary, this translated to payouts of fiscal year base salaries of approximately 66% for Mr. Olson, 45% for Ms. Peterson, and 36% for Messrs. Dordell and Hamilton.

Division Performance Measures and Goals.    In addition to corporate performance, our executives with division responsibility had 50% of their annual cash incentive award based on actual division and/or business performance against division and/or business performance goals established for the individual divisions and/or businesses over which they have responsibility. The specific performances for each of the revenue growth, return on revenue, CPC and working capital as a percent of sales for each division and/or business are maintained as proprietary and confidential. The Committee believes that disclosure of these specific performance goals would represent competitive harm to us as division and business goals and results are not publicly disclosed and are competitively sensitive.

Reflected below are the payout percentages associated with various levels of performance.

Level of Performance	Payout %
Threshold	40% of target
Target	100%
Maximum	200% of target

For each division performance measure, the target goal reflects the annual financial plan goal set for each respective division. For each performance goal related to our CMW businesses, the target goal reflects goals set by the CMW organization prior to the acquisition and such goals were determined appropriate for the remainder of our 2019 fiscal year to ensure a focus on integration and continued growth of the CMW businesses. Based on historical performance, the Committee believes the attainment of the target performance level, while uncertain, could be reasonably anticipated. Threshold goals represent the minimum level of performance necessary for there to be a payout for that performance measure and the Committee believes the threshold goals are likely to be achieved. The threshold goal for CPC represented 80% of the plan set for each respective division. Threshold goals for revenue growth, return on revenue, and working capital as a percent of sales represented the minimum level of performance that the Committee determined would be appropriate in order to receive a payout. Maximum goals represented the level of performance at which payouts are 200% of the target award. Even if actual results exceed the maximum goals, the payouts are capped at 200% of the target award. The maximum goal for CPC represents 120% of the plan set for each respective division. Maximum goals for revenue growth, return on revenue, and working capital as a percent of sales represent levels of performance at which the Committee determines a payout of 200% of target would be appropriate. The Committee believes that the maximum goals established for each division performance measure are more aggressive goals.

Division Performance Applicable to Mr. Rodier.    From November 1, 2018 through March 31, 2019, Mr. Rodier had responsibility for our Commercial division. For that portion of the 2019 fiscal year, the annual cash incentive award for Mr. Rodier was based 50% on corporate performance and 50% on Commercial division performance.  The table below reflects how the Commercial division performed against the performance measures for fiscal 2019.

Performance Measure	Commercial
Division CPC	Between threshold and target
Division revenue growth	Below threshold
Division working capital as a percent of sales	Below threshold

When applying the corporate and Commercial division weightings, the resulting payout percent for Mr. Rodier for November 1, 2018 through March 31, 2019 was 45.5%, or 22.7% of fiscal year base salary earnings for that time period.

Effective April 1, 2019, Mr. Rodier was promoted to Group Vice President, Construction Businesses. As part of his new role, Mr. Rodier has oversight for the integration of our new CMW businesses as part of our Construction portfolio. As a result, from April 1, 2019 through October 31, 2019, Mr. Rodier’s annual cash incentive was based 50% on corporate performance and 50% on the performance of our CMW businesses.  The table below reflects how the CMW businesses performed against the performance measures for fiscal 2019.

Performance Measure	CMW Businesses
Return on revenue	Between threshold and target
Revenue growth	Between threshold and target

When applying the corporate and CMW business weightings, the resulting payout percent for Mr. Rodier from April 1, 2019 through October 31, 2019 was 75.5%, or 45.73% of fiscal year base salary earnings for that time period.

Overall, as a result of the performance achieved by corporate, Commercial and the CMW businesses for fiscal 2019, as applicable, Mr. Rodier’s actual cash incentive payout represented 37.1% of fiscal 2019 base salary earnings.

Actual Cash Compensation Discussion and Analysis.    Fiscal 2019 actual total cash compensation (which represents the sum of actual fiscal 2019 base salary earned and fiscal 2019 actual total annual cash incentive award payout) and its position relative to the market 50th percentile is reflected in the table below.

Name	Fiscal 2019 Base Salary ($)	Fiscal 2019 Actual Total Annual Cash Incentive Award Payout ($)	Fiscal 2019 Actual Total Cash Compensation ($)	Fiscal 2019 Actual Total Cash Compensation Compared to Market 50th Percentile
Mr. Olson	925,000	606,939	1,531,939	28% below
Ms. Peterson	535,500	239,569	775,069	17% below
Mr. Dordell	451,000	161,413	612,413	16% below
Mr. Hamilton	400,000	143,160	543,160	32% below
Mr. Rodier(1)	351,667	130,608	482,275	33% below

(1)

The base salary amount for Mr. Rodier reflects 5/12 of $305,000, which was his base salary for November 1, 2018 through March 31, 2019 and 7/12 of $385,000, which was his base salary for April 1, 2019 through October 31, 2019. The fiscal 2019 total cash compensation for Mr. Rodier is compared to the market 50th percentile for a group vice president role.

Long-Term Incentives.

General.    We believe that our use of long-term incentives tied to our common stock, along with our stock ownership guidelines, help align the interests of our executive officers with the interest of our shareholders. Therefore, we provide the opportunity for our executive officers to earn market competitive long-term incentives in the form of both stock options and performance share awards that are granted annually. With respect to annual grants of long-term incentive awards, in addition to considering market data, we also consider for each executive officer the scope and complexity of the position, experience, tenure, internal pay comparisons, function, division, and individual performance and historical targeted grant levels.

Generally, one-half of the long-term incentive value is delivered in the form of stock options and one-half is delivered in the form of performance share awards. We believe this mix of equity strikes the appropriate balance between rewarding increases in the market value of our common stock and achievement of company specific performance measures. Actual value realized from our long-term incentive awards may vary from the market 50th percentile based on the price of our common stock for stock options and performance against our three-year cumulative financial business plan in the year of the grant for performance share awards. In addition to stock options and performance share awards, we occasionally use awards of restricted stock units in connection with the hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes.

Stock Options.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of stock options to our executive officers. If we deliver strong shareholder returns, our stock price presumably will increase, thereby increasing the value of the stock options and executives’ resulting total compensation. If shareholder value is not delivered and our stock price does not increase, the options will have no value. Annual stock options are generally granted on the date of the Committee’s meeting or, if such meeting is held before the issuance of our press release announcing our financial results for the recently completed fiscal year, on the second business day following the issuance of the press release, with the day of such press release being the first day, and have a per share exercise price equal to the closing price of our common stock on the date of grant.

To determine the number of options to award to our executive officers, we start with a total target value of stock options and divide that value by the expected value of an option to purchase a share of our common stock, using a Black-Scholes option pricing method. The calculation of the expected value is based on the average closing price of our common stock over the last three months of the prior fiscal year. The three-month average allows for smoothing of any volatility that may be associated with a particular date’s stock price.

Stock options granted to our executive officers on an annual basis vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and are exercisable for a period of ten years following the date of grant. The three-year vesting schedule is consistent with the three-year performance period for our performance share awards. We believe the three-year period for both stock options and performance share awards provides retention value and focuses our executive officers on attainment of long-term performance. The Compensation & Human Resources Committee periodically reviews option vesting schedules and terms.

Performance Share Awards.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of performance share awards to our executive officers. Performance share awards are paid out in shares of our common stock following completion of a three-year performance period if certain performance goals are achieved. Performance goals are derived from performance measures included in our 2010 Plan.

To determine the number of target performance share awards to be granted to our executive officers, we start with a total target value of performance share awards to be delivered. That value is divided by an expected value per share to determine the number of performance share awards to grant at target. The expected value per share is equal to the average closing price of our common stock over the last three months of the prior fiscal year.

At the beginning of the first fiscal year in the three-year period, the Compensation & Human Resources Committee establishes performance measures, weightings, goals and performance adjustment events, if any, for the entire three-year performance period, as well as thresholds and maximums. Factors we consider when establishing the performance goals for the three-year period include our prior fiscal year financial business results and long-term strategic plan outlook, our competitive situation and anticipated state of our business, and any anticipated business opportunities. During the fiscal year, the Committee reviews progress against the performance goals for performance share awards for all outstanding performance periods. At the end of the three-year performance period, at the Committee’s regular meeting in November or December, Management presents a summary of, and the Committee certifies, performance against the performance goals, including the applicability of any performance adjustment events, and a corresponding payout, which is expressed as a percent of target. Shares of our common stock are paid out to the executive officers in December and are contingent on the issuance of our press release announcing our financial results for the recently completed fiscal year. Actual payouts for performance share awards can range from 0% (if the threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met).

Restricted Stock Unit Awards.    Occasionally, the Committee will approve awards of restricted stock units for use in certain situations, including hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes. Vesting may be either performance-based or time-based. Performance-based awards are derived from one or more of the performance measures included in our 2010 Plan. Under our 2010 Plan, restricted stock units with time-based vesting can vest no more rapidly than ratably over three years.

Fiscal 2019 Grants.    The number of stock options granted to our named executive officers for fiscal 2019 can be found in the “Grants of Plan-Based Awards for Fiscal 2019” table beginning on page 46. The per share exercise price of the options is $58.53, which is equal to the closing price of our common stock on the date of grant, which for fiscal 2019 was December 7, 2018. The grant date fair value of those awards can be found in the “Summary Compensation Table” beginning on page 44 in the “Option Awards” column and in the “Grants of Plan-Based Awards for Fiscal 2019” table beginning on page 46 in the “Grant Date Fair Value of Stock and Option Awards” column.

On December 4, 2018, the Committee granted performance share awards for the fiscal 2019 through fiscal 2021 performance period. The number of performance shares at threshold, target and maximum levels of performance for the fiscal 2019 through fiscal 2021 performance period can be found in the “Grants of Plan-Based Awards for Fiscal 2019” table beginning on page 46 in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns. The grant date fair value of those awards at target can be found in the “Summary Compensation Table” beginning on page 44 in the “Stock Awards” column“ and in the “Grants of Plan-Based Awards for Fiscal 2019” table beginning on page 46 in the “Grant Date Fair Value of Stock and Option Awards” column.

On April 1, 2019, in connection with his promotion to Group Vice President, Construction Businesses, Mr. Rodier was granted 3,850 restricted stock units. These restricted stock units have three-year cliff vesting and therefore, vest in full on the third anniversary of the date of grant. The grant date fair value of those awards can be found in the “Summary Compensation Table” beginning on page 44 in the “Stock Awards” column“ and in the “Grants of Plan-Based Awards for Fiscal 2019” table beginning on page 46 in the “Grant Date Fair Value of Stock and Option Awards” column.

Performance Measures for the Performance Period Beginning in Fiscal 2019.    For the fiscal 2019 to fiscal 2021 performance share awards, the following corporate performance measures and weightings were established for all of our executive officers:

•	50% cumulative corporate net income plus after-tax interest;
•	30% cumulative corporate revenue; and

•	20% cumulative corporate average net assets turns.

At its meeting in December 2018, threshold, target and maximum goals were established for the fiscal 2019 to fiscal 2021 performance share awards. The specific performance goals for the three-year award period are maintained by us as proprietary and confidential. The Committee believes that disclosure of these specific performance goals would represent competitive harm to us as such cumulative corporate goals and results are not publicly disclosed and are competitively sensitive. For each performance measure, the target goal reflects the cumulative three-year financial plan set at the corporate level. Based on historical performance, the Committee believes the attainment of target performance levels, while uncertain, could be reasonably anticipated. Threshold goals represent the minimum level of performance necessary for there to be a payout for that performance measure and the Committee believes the threshold goals are likely to be achieved. Maximum goals represent the performances at which payouts are 200% of the target award. Even if actual results exceed the maximum goals, the payouts are capped at 200% of the target award. Maximum goals represent levels of performance at which the Committee determined a payout of 200% of target would be appropriate. The Committee believes that the maximum goals established are more aggressive goals.

In addition to approving performance measures, goals and weightings, the Committee also established, in accordance with our 2010 Plan, specific corporate adjustment events for determining payouts under the fiscal 2019 to fiscal 2021 performance share awards. The impact of acquisitions on the evaluation of performance will be determined based on the size of the acquisition as determined by projected annual revenue for the first twelve months after the closing of an acquisition as follows:

•

The entire impact of any acquisition greater than $50 million will be excluded from the payout calculation for the entire performance period unless the acquisition was included in the annual financial plan and cumulative goals;

•	All impacts for acquisitions less than $10 million will be included in the payout calculation for the entire performance period; and
•	For acquisitions between $10 million and $50 million:
−	the impact will be excluded from the payout calculation if the transaction closes during the third year of the three-year term; and
−	if the transaction closes in the first or second year of the performance period, the impact will be included in the payout calculation with the exception of any transaction costs incurred.

Any externally driven changes in accounting principles and standards will be excluded from the evaluation of performance if the cumulative net impact on the payout of all such accounting adjustments affects the award payout by more than 2%, unless such accounting change was included in the annual plan and cumulative goals.

In addition, in connection with the acquisition of CMW, Management, the Compensation & Human Resources Committee and Willis Towers Watson discussed the previously established performance goals for the fiscal 2019 to fiscal 2021 performance share awards. Specifically discussed was the fact that the CMW acquisition occurred early in the 36-month award term and the desire to link the payout of the fiscal 2019 to fiscal 2021 performance share awards to the actual performance of the Company for such period. As a result of these discussions, Management and the Compensation & Human Resources Committee determined that it was appropriate to establish revised performance goals to reflect the financial impact of CMW for the entirety of the three-year performance period. Such revised performance goals for the fiscal 2019 to fiscal 2021 performance share awards were approved by the Compensation & Human Resources Committee in May 2019.

Performance Measures for the Performance Period Ending in Fiscal 2019.    The performance share awards that were granted in fiscal 2017 for the fiscal 2017 to fiscal 2019 performance period were approved for payout upon the Committee’s certification of performance against the goals and impact of any adjustment events at its meeting on December 3, 2019. Pursuant to the defined adjustment events, all financial impacts related to our acquisition of CMW were excluded from the payout calculation, as were certain other previously defined adjustment events. The performance share awards were paid out after our fiscal 2019 financial results were released on December 18, 2019. A summary of the performance shares paid out to our named executive officers for the fiscal 2017 to fiscal 2019 performance period, and the value realized on vesting for those awards, can be found in the “Option Exercises and Stock Vested for Fiscal 2019” table beginning on page 49 in the “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” columns, respectively.

The table below outlines the corporate performance measures and weightings, as well as threshold, target and maximum goals that were established by the Committee at the beginning of fiscal 2017, along with actual levels of performance, for the fiscal 2017 to fiscal 2019 performance share awards.

Fiscal 2017 to Fiscal 2019 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
40% cumulative corporate net income plus after-tax interest (in thousands)	$672,901	$841,126	$953,273	$899,352 (between target and maximum)
30% cumulative corporate revenue (in thousands)	$7,496,834	$7,963,555	$8,419,010	$7,783,380 (between threshold and target)
30% cumulative corporate average net assets turns	5.80531	6.82977	7.85424	7.11110 (between target and maximum)
Fiscal 2017 to fiscal 2019 performance share award payout				122.06% of target

Corporate Performance Discussion and Analysis.    When applying the actual performance against the weightings of the performance measures, the fiscal 2017 to fiscal 2019 payout was 122.06% of target. As a result, all of our named executive officers received a performance share payout that was 122.06% of target.

Target Total Direct Compensation.    As described previously, when analyzing compensation, we look at base salary, target total cash compensation and target total direct compensation in comparison to the market 50th percentile when establishing new base salary levels, target annual cash incentive awards and long-term incentive awards. Actual value realized from long-term incentives is dependent on the stock price at the time of exercise for stock option grants and actual payout of performance share awards at the end of the three-year term, which is dependent on actual cumulative performance against established performance goals. Therefore, it is difficult to assess actual total direct compensation on an annual basis in comparison to the market since the market data may have changed significantly when actual long-term incentive results are fully realized. We believe it is important to continue to review target total direct compensation when establishing long-term incentive grants. The fiscal 2019 target total direct compensation (sum of actual base salary, target annual cash incentive and target value of equity awards), for each named executive officer is compared to the market 50th percentile in the table below.

Name	Fiscal 2019 Target Total Direct Compensation ($)	Comparison to Market 50th Percentile
Mr. Olson	5,742,500	3% below
Ms. Peterson	1,862,125	5% below
Mr. Dordell	1,321,600	2% below
Mr. Hamilton	1,240,000	18% below
Mr. Rodier(1)	1,116,000	19% below

(1)	The fiscal 2019 target total direct compensation for Mr. Rodier is compared to the market 50th percentile for a group vice president role.

Health, Welfare and Retirement Benefits and All Other Compensation.

Health and Welfare Benefits.    We believe that providing competitive health and welfare benefits at a reasonable cost is an important part of any employee’s compensation package and promotes employee health. Our executive officers participate in the same health and welfare benefits as our full-time office salaried employees. These health and welfare benefits for fiscal 2019 included medical and dental insurance; life, accidental death and dismemberment insurance; and disability insurance. These benefits, including plan design and cost, are analyzed annually.

Retirement Benefits.    We believe that it is important to allow our employees, including our executive officers, the opportunity to save for retirement through our Retirement Plan, which is our defined contribution plan. The majority of our U.S.-based employees participate in the Retirement Plan and certain other employees that are members of a collectively bargained agreement or employees of certain of our subsidiaries participate in different retirement plans. For 2019, the Retirement Plan included a 401(k) plan with a Company match and a discretionary investment savings contribution. Company contributions for fiscal 2019 to our Retirement Plan on behalf of our named executive officers can be found under “All Other Compensation for Fiscal 2019” beginning on page 45.

Nonqualified Deferred Compensation Plans.     To help ensure our executive officers’ ability to provide financial security and save for retirement, we maintain three nonqualified deferred compensation plans, which include: The Toro Company Deferred Compensation Plan, or Deferred Plan, The Toro Company Deferred Compensation Plan for Officers, or the Deferred Plan for Officers and The Toro Company Supplemental Benefit Plan, or Supplemental Benefit Plan. These plans, which are unsecured and unfunded, are described under “Nonqualified Deferred Compensation for Fiscal 2019” on page 50.

Perquisites.    The perquisites provided during fiscal 2019 to our executive officers are described in “All Other Compensation for Fiscal 2019” beginning on page 45. We believe these perquisites are an important part of our overall compensation package and help us attract, retain and reward top executive talent. Specifically, we believe that these perquisites assist in promoting the financial security and health of our executive officers and encourage the use and promotion of our products.

Charitable Giving.    We support charitable organizations for our employees through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and his/her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.

Employment, Severance and Change in Control Arrangements.    None of our executive officers have any employment or severance agreements or arrangements other than as provided for in our CIC policy and other than certain change in control provisions in our equity plans. Accordingly, our executive officers do not have the right to cash severance or additional benefits in connection with a termination of employment except in connection with a change in control of our Company as described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 55. Each executive officer is a party to our standard confidentiality, invention and non-compete agreement.

We believe our CIC policy and other change in control arrangements are important because they provide retention incentives and additional monetary motivation to complete a transaction that the Board believes is in the best interests of our Company and shareholders. We believe it is in the best interests of our Company and our shareholders to assure that we will have the continued dedication of our executives, notwithstanding the possibility, threat or occurrence of a change in control. We also believe it is imperative to diminish any distraction of our executives by virtue of the personal uncertainties and risks, including personal financial risks, created by a pending or threatened change in control of the Company.

Our CIC policy incorporates a “double trigger” mechanism and provides for a severance payment for an executive officer if within three years after a change in control an executive officer’s employment is terminated by us without just cause or the executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. Our CIC policy does not provide a “gross-up” for 280G excise taxes and, as a condition to the payment of any severance payment, the executive officer must execute a release of claims against us.

In addition to our CIC policy, we also have change in control provisions in our 2010 Plan and prior equity plans and individual award agreements that apply to our executives, as well as other employees, that provide for immediate vesting acceleration upon a change in control. More information regarding these provisions is also provided under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 55. Because the immediate vesting of stock options, restricted stock units and certain other awards is triggered by the change in control itself, and is not dependent upon a termination of employment within a certain protection period, these acceleration provisions are known as a “single trigger” change in control arrangements. We believe these “single trigger” change in control arrangements for equity awards granted provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to focus on and complete a transaction that our Board believes is in the best interests of our shareholders rather than seeking new employment opportunities. If an executive were to leave prior to the completion of the change in control, non-vested options or other awards held by the executive would terminate.

The Compensation & Human Resources Committee reviews our change of control arrangements periodically to ensure that they remain appropriate.

Stock Ownership Guidelines.    We maintain stock ownership guidelines that enable us to meet our compensation objective of aligning the interests of our executive officers with those of our shareholders. Our stock ownership guidelines are described in more detail in “Stock Ownership Guidelines” on page 63. As of October 31, 2019, each of our executive officers required to meet the stock ownership guidelines had met such guideline.

Hedging and Pledging.    Our insider trading policy prohibits officers and directors from engaging in hedging or pledging of our securities. Our anti-hedging and pledging policy is described in more detail in “Anti-Hedging and Anti-Pledging Policies” on page 63.

Tax Deductibility of Compensation.    Prior to the enactment of the Tax Act, in designing our executive compensation program, we considered the deductibility of executive compensation under Code Section 162(m). The Tax Act, among other things, repealed the exemption from Code Section 162(m)’s deduction limit for “performance-based” compensation for taxable years beginning after December 31, 2017. Our compensation plans were designed with the intention of satisfying the requirements for “performance-based” compensation as defined in Code Section 162(m) prior to the effective date of the Tax Act so that such awards would be exempt from the Code Section 162(m) deduction limitation. While we designed these plans to operate in this manner, the Committee may administer the plans in a manner that does not satisfy such requirements in order to achieve a result that the Committee determines to be appropriate, including by revising performance goals and/or adjustment events as needed to ensure our pay practices continue to align with performance. While the Committee desires to structure performance-based compensation in a manner intended to be exempt from the Code Section 162(m) deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Code Section 162(m) in fact will.

Despite the changes to Section 162(m) as a result of the Tax Act, consistent with our executive compensation philosophy of linking pay to performance and aligning executive interests with those of our shareholders, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our Company.

Assessment of Risk Related to Compensation Programs

We determined that our compensation policies, practices and programs and related compensation governance structure work together to minimize exposure to excessive risk while appropriately pursuing growth, profitability and asset efficiency strategies that emphasize shareholder value creation. In reaching such determination, we noted that (i) base salaries for all employees are targeted within a competitive range of the market 50th percentile, are not subject to performance risk and, for non-executive employees, constitute the largest part of their total compensation; (ii) incentive or variable compensation awarded to our executive officers, which constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance measures and goals that are drivers of long-term success for our Company and our shareholders; and (iii) caps on performance-based awards are used.

Summary Compensation Table

The following table summarizes compensation for each of the last three fiscal years awarded to, earned by or paid to individuals who served as our principal executive officer and principal financial officer and each of the other three most highly compensated executive officers during fiscal 2019. We collectively refer to these executive officers as our “named executive officers” for fiscal 2019. The “Compensation Discussion and Analysis” beginning on page 28, provides additional information about compensation paid to our named executive officers. Amounts in this Summary Compensation Table are not reduced to reflect elections, if any, by the named executive officers to defer receipt of base salary, annual cash incentive award payouts or performance share award payouts. Elections to defer these forms of compensation are described in more detail under “Nonqualified Deferred Compensation for Fiscal 2019” beginning on page 50. Earnings on nonqualified deferred compensation are not on a basis that is considered to be above-market or preferential.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Richard M. Olson, Chairman of the Board, President and CEO	2019	925,000	0	1,906,560	1,646,571	606,939	182,363	5,267,433
	2018	875,000	0	1,576,140	1,531,904	918,803	171,279	5,073,126
	2017	775,000	0	1,553,820	1,586,826	991,535	159,528	5,066,709
Renee J. Peterson, VP, Treasurer and CFO	2019	535,500	0	464,724	401,134	239,569	114,944	1,755,871
	2018	520,000	0	438,180	424,864	372,294	113,540	1,868,878
	2017	505,000	0	474,324	482,427	484,573	125,644	2,071,968
Timothy P. Dordell(6), Former VP, Secretary and General Counsel	2019	451,000	0	297,900	259,416	161,413	95,194	1,264,923
	2018	445,000	0	307,380	296,208	276,118	93,908	1,418,614
	2017	432,000	0	332,572	337,566	359,256	94,636	1,556,030
Bradley A. Hamilton(7), Group VP, Commercial, International and Irrigation Businesses	2019	400,000	0	297,900	259,416	143,160	74,446	1,174,922
	2018	438,000	0	294,300	284,240	250,869	101,810	1,369,219

Richard W. Rodier(8), Group VP, Construction Businesses	2019	351,667	0	391,461	108,090	130,608	74,866	1,056,692

(1)

We generally do not pay discretionary bonuses or bonuses that are subjectively determined; we did not pay any such bonuses to any of our named executive officers in any of the last three most recently completed fiscal years. Annual cash incentive award payouts based on performance against pre-established financial performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)

Amounts reported for fiscal 2019 for our named executive officers represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of performance share awards granted for the fiscal 2019 to fiscal 2021 performance period assuming target levels of performance. Amount reported for Mr. Rodier also includes the grant date value of restricted stock units granted to Mr. Rodier on April 1, 2019 in connection with his promotion to Group Vice President, Construction Businesses. Amounts reported for each named executive officer and each award for fiscal 2019 are set forth in the “Grants of Plan-Based Awards for Fiscal 2019” table beginning on page 46 in the “Grant Date Fair Value of Stock and Option Awards” column. Provided below is the fiscal 2019 grant date fair value of performance share awards for the fiscal 2019 to fiscal 2021 performance period assuming maximum levels of performance. The maximum value is calculated using the number of shares reflected in the “Maximum” column of the “Estimated Future Payouts Under Equity Incentive Plan Awards” section of the “Grants of Plan-Based Awards for Fiscal 2019” table beginning on page 46 and the closing price of our common stock on December 4, 2018, the grant date, of $59.58.

Name	Grant Date Fair Value at Maximum Levels of Performance ($)
Mr. Olson	3,813,120
Ms. Peterson	929,448
Mr. Dordell	595,800
Mr. Hamilton	595,800
Mr. Rodier	250,236
(3)

Amounts reported represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted each fiscal year. Summarized in the table below are the specific assumptions used in the valuation of the option awards previously granted.

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Per Share Black-Scholes Value
12/07/2018	2.72%	5.7 years	19.35%	1.19%	$12.01
12/08/2017	2.24%	6.3 years	21.07%	0.96%	$14.96
12/09/2016	2.13%	6.3 years	22.37%	0.97%	$13.29
(4)

Amounts reported represent annual cash incentive awards earned for each fiscal year, but paid during the following fiscal year or deferred. Annual cash incentive awards are calculated and paid based on performance against financial performance goals. Additional detail regarding our annual cash incentives is set forth in the “Annual Cash Incentives—Actual Cash Compensation Discussion and Analysis” beginning on page 37.

(5)	Amounts for fiscal 2019 are set forth below under “All Other Compensation for Fiscal 2019.”
(6)	Mr. Dordell retired from our Company on January 10, 2020.
(7)	Mr. Hamilton was not a named executive officer in fiscal 2017; therefore, his information is provided only for fiscal 2018 and fiscal 2019.
(8)

Mr. Rodier was not a named executive officer in fiscal 2017 or fiscal 2018; therefore, his information is provided only for fiscal 2019. The base salary amount for Mr. Rodier reflects 5/12 of $305,000, which was his base salary for November 1, 2018 through March 31, 2019 and 7/12 of $385,000, which was his base salary for April 1, 2019 through October 31, 2019.

All Other Compensation for Fiscal 2019

All other compensation for fiscal 2019 includes the value of Company contributions to our retirement plan(s), the value of modest perquisites provided and the matching portion by the Company for charitable donations by our named executive officers, all of which are described below.

Element	Description
Retirement Benefits

Under our Retirement Plan in calendar year 2018, we matched $0.50 for each employee dollar contribution, up to a maximum of 4%. In calendar year 2019, we changed our matching formula to $1.00 for each employee dollar contribution, up to an employee maximum of 4%. Additionally, the Company may make a discretionary investment fund and ESOP contribution. Employees are eligible to participate in the plan and receive company contributions, after 30 days of service. For certain employees whose compensation exceeds the IRS limit, we also provide a contribution into our nonqualified deferred compensation plans, the Supplemental Benefit Plan or the Deferred Plan, as applicable. Our nonqualified deferred compensation plans are described under “Nonqualified Deferred Compensation for Fiscal 2019” on page 50.

Perquisites

We provide our executive officers with modest perquisites, including:

•   Company-leased automobile—We pay all costs associated with leasing, operating, maintaining and insuring a company-leased automobile up to certain thresholds. Our executive officers are generally eligible for a new vehicle after 30 months and may choose to purchase the existing vehicle at book value plus payment of any miscellaneous expenses charged by our leasing company.

•   Financial planning—We encourage our executive officers to receive professional advice regarding their financial, tax and estate planning needs. Therefore, we pay up to a maximum defined amount for each of our executive officers to cover tax planning, tax return preparation, financial counseling and estate planning. Every three years, we will pay up to an additional 50% of the annual allowance. Annual allowance ranges from $5,000 to $15,000 depending on the level of the executive officer’s position.

•   Annual executive physical—To help ensure the health of our executive officers, we generally pay up to $2,000 for approved physical exam expenses not covered by the executive officer’s health insurance.

•   Company products—To enable our executive officers the opportunity to become more familiar with our products and use those products on a regular basis, we provide certain Company products and related accessories for personal use at no cost; provided, however, that executive officers are responsible for applicable taxes attributable to the value of such products. The value of a product or accessory is generally deemed to be our distributor net price or its equivalent, which is also the price at which products are available to employees for purchase.

•   Travel expenses—During fiscal 2019, we paid certain travel costs for spouses of our executive officers in connection with certain off-site meetings, such as an off-site Board of Directors meeting or other business-related meetings in which it was appropriate for a spouse to attend.

Charitable Giving

We support charitable organizations for our employees through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.

Specific amounts included in the fiscal 2019 “All Other Compensation” column of the “Summary Compensation Table” are in the table below.

Name	Retirement Plan Contributions(1) ($)	Nonqualified Plan Contributions(2) ($)	Charitable Giving(3) ($)	Perquisites(4) ($)	Total ($)
Mr. Olson	25,854	137,923	3,000	15,586	182,363
Ms. Peterson	25,854	54,415	3,000	31,675	114,944
Mr. Dordell	25,388	36,365	3,000	30,441	95,194
Mr. Hamilton	25,854	28,269	0	20,323	74,446
Mr. Rodier	25,854	22,409	3,000	23,603	74,866

(1)	Amounts reported represent Company (i) matching contributions, (ii) investment fund contributions, and (iii) ESOP contributions to the Retirement Plan for calendar year 2018.
(2)	Amounts reported represent Company contributions to the Supplemental Benefit Plan.
(3)	Amounts reported represent matching contributions for charitable donations made by our executive officers.
(4)

Amounts reported represent Company paid amounts for automobile lease plus reportable income for personal use of the automobile; Company paid amounts for financial planning expenses and executive physical expenses; value of Company products received for personal use; and incremental travel costs paid by the Company for spouses of our executive officers in connection with certain off-site meetings, such as an off-site Board of Directors meeting or other business-related meetings in which it was appropriate for a spouse to attend.

Grants of Plan-Based Awards for Fiscal 2019

We currently grant cash and equity awards under our 2010 Plan. During fiscal 2019, plan-based awards granted to our named executive officers included annual cash incentive awards, performance share awards, restricted stock unit awards, and stock option awards. More details on these grants can be found within the “Compensation Discussion and Analysis.”

The following table summarizes all plan-based awards granted to our named executive officers during fiscal 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)(7) ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard M. Olson
Annual Cash Incentive	—	—	407,000	1,017,500	2,035,000
Performance Shares	12/04/18	12/04/18				12,800	32,000	64,000				1,906,560
Stock Options	12/07/18	12/04/18								137,100	58.53	1,646,571
Renee J. Peterson
Annual Cash Incentive	—	—	160,650	401,625	803,250
Performance Shares	12/04/18	12/04/18				3,120	7,800	15,600				464,724
Stock Options	12/07/18	12/04/18								33,400	58.53	401,134
Timothy P. Dordell
Annual Cash Incentive	—	—	108,240	270,600	541,200
Performance Shares	12/04/18	12/04/18				2,000	5,000	10,000				297,900
Stock Options	12/07/18	12/04/18								21,600	58.53	259,416
Bradley A. Hamilton
Annual Cash Incentive	—	—	96,000	240,000	480,000
Performance Shares	12/04/18	12/04/18				2,000	5,000	10,000				297,900
Stock Options	12/07/18	12/04/18								21,600	58.53	259,416
Richard W. Rodier
Annual Cash Incentive (11/01/2018-03/31/2019)	—	—	25,417	63,542	127,084
Annual Cash Incentive (04/01/2019-10/31/2019)	—	—	53,900	134,750	269,500
Performance Shares	12/04/18	12/04/18				840	2,100	4,200				125,118
Stock Options	12/07/18	12/04/18								9,000	58.53	108,090
Restricted Stock Units	04/01/19	02/12/19							3,850			266,343

(1)

Amounts reported represent the range of payouts of annual cash incentive awards for fiscal 2019. Actual payouts for fiscal 2019 are included in the “Summary Compensation Table” beginning on page 44 in the “Non-Equity Incentive Plan Compensation” column. Amounts for Mr. Rodier represent the portions of the fiscal year in which he was in two different roles and the corresponding threshold, target and maximum potential payouts for such awards.
(2)

Amounts reported represent the range of performance share award payouts for the fiscal 2019 to fiscal 2021 performance period. Information regarding the performance share awards is set forth within the “Compensation Discussion and Analysis” under “Long-Term Incentives—Performance Share Awards” beginning on page 38.

(3)

Amount reported represents restricted stock units, with three-year cliff vesting, granted to Mr. Rodier on April 1, 2019 in connection with his promotion to Group Vice President, Construction Businesses.

(4)

Amounts reported represent stock options granted during fiscal 2019, which grant date was December 7, 2018, the second business day following the issuance of our press release announcing our financial results for fiscal 2018. Options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. Additional information regarding stock options is set forth within the “Compensation Discussion and Analysis” under “Long-Term Incentives—Stock Options” on page 38.

(5)

Amounts reported represent the exercise price of stock options granted during fiscal 2019, which equals the closing price of our common stock, as reported on the NYSE, on December 7, 2018, the date of grant.

(6)

Amounts reported represent the grant date fair value of performance share awards at target granted for the fiscal 2019 to fiscal 2021 performance period based on the closing price of our common stock, as reported on the NYSE, on December 4, 2018, the date of grant, of $59.58. These amounts are also set forth in the “Summary Compensation Table” beginning on page 44 in the “Stock Awards” column. Amount reported for Mr. Rodier’s restricted stock unit grant represents the grant date fair value based on the closing price of our common stock, as reported on the NYSE, on April 1, 2019, the date of grant, of $69.18.

(7)

Amounts reported for option awards represent the grant date fair value of $12.01 per share, computed in accordance with FASB ASC Topic 718, of option awards made for fiscal 2019. These amounts are also set forth in the “Summary Compensation Table” beginning on page 44 in the “Option Awards” column. The specific assumptions used in the valuation of the options are included in footnote 3 to the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year-End for 2019

The following table summarizes all outstanding equity awards previously granted to our named executive officers that were outstanding on October 31, 2019, the last day of fiscal 2019. Specifically, it reflects exercisable and unexercisable stock options, unvested restricted stock unit awards and unvested performance share awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have Not Vested(2) (#)	Market Value of Shares or Units of Stock that Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Richard M. Olson
Stock Options	13,200	0	15.8800	12/08/2020
	14,000	0	14.1125	12/07/2021
	12,600	0	21.0300	12/11/2022
	12,000	0	29.7500	12/06/2023
	20,000	0	31.3750	12/05/2024
	44,400	0	38.8200	12/04/2025
	79,600	39,800	56.5400	12/09/2026
	34,133	68,267	65.9300	12/08/2027
	0	137,100	58.5300	12/07/2028
F’18-F’20 Performance Shares							20,870	1,609,703
F’19-F’21 Performance Shares							31,232	2,408,924
Renee J. Peterson
Stock Options	38,800	0	29.7500	12/06/2023
	38,000	0	31.3750	12/05/2024
	39,400	0	38.8200	12/04/2025
	24,200	12,100	56.5400	12/09/2026
	9,466	18,934	65.9300	12/08/2027
	0	33,400	58.5300	12/07/2028
F’18-F’20 Performance Shares							5,802	447,508
F’19-F’21 Performance Shares							7,612	587,114
Timothy P. Dordell
Stock Options	31,000	0	21.0300	12/11/2022
	24,000	0	29.7500	12/06/2023
	23,800	0	31.3750	12/05/2024
	23,400	0	38.8200	12/04/2025
	16,200	8,100	56.5400	12/09/2026
	6,333	12,667	65.9300	12/08/2027
		21,600	58.5300	12/07/2028
F’18-F’20 Performance Shares							3,897	300,576
F’19-F’21 Performance Shares							4,880	376,394
Bradley A. Hamilton
Stock Options	3,480	0	14.1125	12/07/2021
	2,600	0	21.0300	12/11/2022
	1,940	0	29.7500	12/06/2023
	2,230	0	31.3750	12/05/2024
	10,800	0	38.8200	12/04/2025
	6,800	3,400	56.5400	12/09/2026
	4,733	9,467	65.9300	12/08/2027
	0	21,600	58.5300	12/07/2028
F’18-F’20 Performance Shares							2,857	220,360
F’19-F’21 Performance Shares							4,880	376,394
Richard W. Rodier
Stock Options	3,400	0	15.8800	12/08/2020
	8,400	0	14.1125	12/07/2021
	7,200	0	21.0300	12/11/2022
	6,000	0	29.7500	12/06/2023
	6,400	0	31.3750	12/05/2024
	7,400	0	38.8200	12/04/2025
	4,266	2,134	56.5400	12/09/2026
	2,200	4,400	65.9300	12/08/2027
	0	9,000	58.5300	12/07/2028
Restricted Stock Units					3,875	298,879
F’18-F’20 Performance Shares							1,385	106,825
F’19-F’21 Performance Shares							2,049	158,039

(1)

Stock options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. The vesting schedule for options unexercisable as of October 31, 2018 is as follows:

Name	Grant Date	12/07/2019	12/08/2019	12/09/2019	12/07/2020	12/08/2020	12/07/2021	Option Expiration Date
Mr. Olson	12/09/2016			39,800				12/09/2026
	12/08/2017		34,133			34,134		12/08/2027
	12/07/2018	45,700			45,700		45,700	12/07/2028
Ms. Peterson	12/09/2016			12,100				12/09/2026
	12/08/2017		9,467			9,467		12/08/2027
	12/07/2018	11,133			11,133		11,134	12/07/2028
Mr. Dordell	12/09/2016			8,100				12/09/2026
	12/08/2017		6,333			6,334		12/08/2027
	12/07/2018	7,200			7,200		7,200	12/07/2028
Mr. Hamilton	12/09/2016			3,400				12/09/2026
	12/08/2017		4,733			4,734		12/08/2027
	12/07/2018	7,200			7,200		7,200	12/07/2028
Mr. Rodier	12/09/2016			2,134				12/09/2026
	12/08/2017		2,200			2,200		12/08/2027
	12/07/2018	3,000			3,000		3,000	12/07/2028
(2)

Amount reported represents the number of restricted stock units granted to Mr. Rodier on April 1, 2019 in connection with his promotion to Group Vice President, Construction Businesses, along with dividend equivalents earned on those restricted stock units.

(3)

Amount reported represents the value of unvested restricted stock units based on the closing price of our common stock, as reported on the NYSE, on October 31, 2019, the last day of fiscal 2019, of $77.13 per share.

(4)

Amounts reported represent the number of performance share awards that were in progress based on actual levels of performance for fiscal 2019 and financial plan levels of performance for fiscal 2020 and fiscal 2021. The fiscal 2018 to fiscal 2020 performance share awards will vest solely based on the accomplishment of the performance goals established for the three-year performance period, which will end on October 31, 2020. The fiscal 2019 to fiscal 2021 performance share awards will vest solely based on the accomplishment of the performance goals established for the three-year performance period, which will end on October 31, 2021.

(5)

Amounts reported represent the value of performance share awards that were in progress based on the closing price of our common stock, as reported on the NYSE, on October 31, 2019, the last day of fiscal 2019, of $77.13 per share.

Option Exercises and Stock Vested for Fiscal 2019

The following table summarizes all of the stock options exercised during fiscal 2019 and performance share awards that were paid out or deferred by our named executive officers for the fiscal 2017 to fiscal 2019 performance period.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard M. Olson
Stock Option Exercises	7,780	449,898
F’17-F’19 Performance Share Award Payout			34,787	2,635,115
Renee J. Peterson
Stock Option Exercises	78,000	1,457,718
F’17-F’19 Performance Share Award Payout			10,619	804,389
Timothy P. Dordell
F’17-F’19 Performance Share Award Payout			7,079	536,234
Bradley A. Hamilton
Stock Option Exercises	6,680	106,078
F’17-F’19 Performance Share Award Payout			2,929	221,872
Richard W. Rodier
Stock Option Exercises	13,000	160,860
F’17-F’19 Performance Share Award Payout			1,830	138,623

(1)

The number of shares acquired upon exercise reflects the gross number of shares acquired absent any netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our common stock on the exercise date, as reported on the NYSE, less the per share exercise price.

(2)

The number of shares acquired upon vesting reflects the gross number of shares acquired absent any netting of shares surrendered to satisfy tax withholding requirements. The value realized on vesting for performance share awards represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on December 18, 2019 (the payout date for the fiscal 2017 to fiscal 2019 performance share awards) of $75.75 per share. Amounts are not reduced to reflect any elections by our named executive officers to defer receipt of performance share award payouts. Under the Deferred Plan for Officers, Messrs. Olson and Hamilton deferred receipt of 100% of their fiscal 2017 to fiscal 2019 performance share award payout. The material terms of the Deferred Plan for Officers are described under “Nonqualified Deferred Compensation for Fiscal 2019” set forth below.

Nonqualified Deferred Compensation for Fiscal 2019

We maintain three nonqualified deferred compensation plans in which our named executive officers are eligible to participate.

The Toro Company Deferred Compensation Plan.    This plan allows a select group of management or highly compensated employees, including our executive officers, to defer on a pre-tax basis his or her calendar year base salary and/or fiscal year annual cash incentive payout to a date in the future. Participants can defer up to 50% of calendar year base salary and up to 100% of the fiscal year annual cash incentive award payout. Deferred amounts are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the Retirement Plan. Deferral elections are made on an annual basis, before the beginning of the new fiscal year. Participants must elect a distribution date that is at least two years later than the date the compensation otherwise would have been received. Participants elect the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

The Toro Company Deferred Compensation Plan for Officers.    This plan allows key employees that receive performance share awards, including our executive officers, an opportunity to defer receipt of shares of our common stock paid out under such awards to a date in the future. Participants can defer up to 100% of the common stock payout. Each year, before the third fiscal year of the three-year performance period begins, participants are given the opportunity to defer the receipt of those shares to some point in the future. Participants must elect a distribution date that is at least two years later than the date the shares would have been received. Participants elect the frequency of payment and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

The Toro Company Supplemental Benefit Plan.    This plan is maintained for the purpose of providing to a select group of management or highly compensated employees, including our executive officers, benefits in excess of the limitations on benefits and contributions imposed by Code Sections 401(a)(17) and 415. Our contributions to this plan are made on a calendar year basis, usually in the first calendar quarter following the end of the prior calendar year. In calendar year 2018, for earnings above the compensation limit, we contributed the investment savings calculation and the ESOP fund calculation into this plan. For calendar year 2019, based on changes we made to the Retirement Plan, we revised the Supplemental Benefit Plan such that contributions would be made based on all forms of employer contributions, which may include Company matching, investment savings and ESOP. For calendar year 2019, employer matching contributions and an investment savings contribution were made, but not an ESOP contribution. Therefore, employer matching and an investment savings contribution were made to the Supplemental Benefit Plan. Amounts contributed are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the Retirement Plan. Participants elect the funds into which these contributions are allocated, as well as the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

Nonqualified Deferred Compensation for Fiscal 2019 Table.    The following table reflects any named executive officer contributions and Company contributions for fiscal 2019 to our nonqualified deferred compensation plans.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Richard M. Olson
Deferred Plan	121,388	0	83,266	0	758,083
Deferred Plan for Officers	2,635,115	0	985,138	0	6,257,663
Supplemental Benefit Plan	0	137,923	49,626	0	628,006
Renee J. Peterson
Deferred Plan	247,413		249,505	0	2,522,331
Deferred Plan for Officers	0		1,806,908	0	6,466,698
Supplemental Benefit Plan	0	54,415	44,361	0	485,332
Timothy P. Dordell
Deferred Plan	33,825	0	407,311	0	3,987,394
Deferred Plan for Officers	0	0	2,352,294	0	8,469,301
Supplemental Benefit Plan	0	36,365	41,250	0	466,211
Bradley A. Hamilton
Deferred Plan	128,246		22,889	0	211,103
Deferred Plan for Officers	221,872		70,881	0	498,604
Supplemental Benefit Plan	0	28,269	7,355	0	229,242
Richard W. Rodier
Deferred Plan	60,167	0	98,195	0	336,899
Deferred Plan for Officers	0	0	99,532	0	373,123
Supplemental Benefit Plan	0	22,409	13,501	0	159,596

(1)

Executive contributions of base salary and annual cash incentive award payouts are included in the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, of the “Summary Compensation Table” beginning on page 44. Executive contributions of the fiscal 2017 to fiscal 2019 performance share award payouts are included in the “Value Realized on Vesting” column of the “Option Exercises and Stock Vested for Fiscal 2019” table beginning on page 49, but are not included in the “Summary Compensation Table” as that table reflects the grant of the fiscal 2019 to fiscal 2021 performance share awards at target value. Our named executive officers deferred the following components of compensation during fiscal 2019:

Name	Deferrals	Amount ($)
Mr. Olson	20% of the fiscal 2019 annual cash incentive award	121,388
	100% of the fiscal 2017 to 2019 performance share award	2,635,115
Ms. Peterson	23% of base salary from November through December 2018	20,528
	24% of base salary for January through October 2019	107,100
	50% of the fiscal 2019 annual cash incentive award	119,785
Mr. Dordell	45% of base salary from November through December 2018	33,825
Mr. Hamilton	10% of base salary from November through December 2018	6,666
	15% of base salary from January through October 2019	50,000
	50% of the fiscal 2019 annual cash incentive award	71,580
	100% of the fiscal 2017 to 2019 performance share award	221,872
Mr. Rodier	20% of base pay from January 2019 through October 2019	60,167
(2)

Amounts reported represent Company contributions to the Supplemental Benefit Plan in fiscal 2019 and Company contributions to the Deferred Plan in fiscal 2019. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” beginning on page 44 and the related footnote.

(3)

Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results during the fiscal year based on each named executive officer’s selected fund allocation. None of these amounts are included in the “Summary Compensation Table” because earnings were not preferential or above-market. The funds listed below are consistent with or comparable to those funds provided in our Retirement Plan and do not include any preferential or above-market interest. The rates for fiscal 2019 are provided below:

Fund Name	Change from Fiscal 2018
American Funds Europacific Growth Fund R6	15.20%
Artisan Mid Cap Investor Fund	19.65%
Fidelity Treasury Only Money Market Fund	1.90%
Fidelity US Bond Index	11.44%
Goldman Sachs Small Cap Value Institutional Fund	4.65%
JPMorgan Mid Cap Value I Fund	10.40%
PGIM Total Return Bond R6	13.16%
PIMCO International Bond Fund (Unhedged)	6.25%
T. Rowe Price International Discovery Fund	10.21%
The Toro Company	38.81%
Vanguard Explorer Fund Admiral Shares	10.27%
Vanguard Institutional Index Fund Institutional Shares	14.32%
Vanguard Mid Cap Index Fund Admiral Shares	14.39%
Vanguard Small Cap Index Fund Admiral Shares	8.70%
Vanguard Target Retirement 2015 Fund	10.88%
Vanguard Target Retirement 2020 Fund	11.62%
Vanguard Target Retirement 2025 Fund	12.18%
Vanguard Target Retirement 2030 Fund	12.28%
Vanguard Target Retirement 2035 Fund	12.34%
Vanguard Target Retirement 2040 Fund	12.37%
Vanguard Target Retirement 2045 Fund	12.40%
Vanguard Target Retirement 2050 Fund	12.39%
Vanguard Target Retirement 2055 Fund	12.46%
Vanguard Target Retirement 2060 Fund	12.40%
Vanguard Target Retirement 2065 Fund	12.47%
Vanguard Target Retirement Income Fund	10.54%
(4)

Amounts reported represent the total balance at October 31, 2019, the last day of fiscal 2019, plus any named executive officer’s or Company contributions for fiscal 2019 that were paid, or expected to be paid, after October 31, 2019. Includes the following amounts reported in the “Summary Compensation Table” in the “Base Salary” or “Non-Equity Incentive Plan Compensation” column for fiscal years 2017 and 2018:

Mr. Olson	$382,068
Ms. Peterson	$656,583
Mr. Dordell	$940,566
Mr. Hamilton	$123,027

Includes the following amounts reported in the “Summary Compensation Table” in the “All Other Compensation” column for fiscal years 2017 and 2018.

Mr. Olson	$245,002
Ms. Peterson	$112,412
Mr. Dordell	$78,784
Mr. Hamilton	$22,625

Potential Payments Upon Termination or Change In Control

Overview.    The following discussion describes the payments and benefits to which our named executive officers are entitled in various termination of employment and change in control situations. The intent of this discussion is to describe those payments and benefits for which the amount, vesting or time of payment is altered by the termination of employment or change in control situation. Therefore, this discussion does not describe all payments and benefits a named executive officer may receive following a termination or change in control, such as the following accrued, vested or non-forfeitable compensation and benefits:

•

Payment of individual contributions to our Deferred Plan and Deferred Plan for Officers in accordance with prior distribution elections, as described under “Nonqualified Deferred Compensation for Fiscal 2019” on page 50;

•	Payment of Company contributions on behalf of the named executive officer under our Supplemental Benefit Plan, as described under “Nonqualified Deferred Compensation for Fiscal 2019” on page 50;
•

Payment of individual contributions and vested Company investment fund and ESOP contributions on behalf of the named executive officer under our Retirement Plan, as described under “Health, Welfare and Retirement Benefits and All Other Compensation—Retirement Benefits” on page 42;

•

Payment of annual cash incentive awards if employed on the last day of the fiscal year and if threshold levels are met and at the percentage of the target achieved, as described under “Annual Cash Incentives” beginning on page 33;

•

Payout for performance share awards if employed on the last day of the performance period and if threshold levels are met and at the percentage of the target achieved, as described under “Long-Term Incentives—Performance Share Awards” beginning on page 38;

•	Exercise of stock options that had vested prior to the date of termination; and
•	Payouts under, and continuation of, health and welfare benefits under plans generally applicable to our U.S.-based office salaried employees.

None of our executive officers have any employment or severance agreements or arrangements other than as provided for in our CIC policy and other than certain change in control provisions in our equity plans. Accordingly, our named executive officers do not have the right to cash severance or additional benefits in connection with a termination of employment except in connection with a change in control of our Company, as described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 55. Each of our executive officers is a party to our standard confidentiality, invention and non-compete agreement.

Voluntary Resignation and Retirement.    In the event of a named executive officer’s voluntary resignation or retirement, we would not be obligated to pay or provide any additional payments or benefits, unless the named executive officer meets the criteria for “retirement” in connection with his or her voluntary resignation. For purposes of our compensation arrangements, “retirement” generally means the voluntary termination of employment at or after the age of 55 and with a number of years of service that, when added together with the named executive officer’s age, equals at least 65.

If a named executive officer meets the criteria for “retirement” in connection with his or her voluntary resignation, the named executive officer generally would be entitled to or, in the case of annual cash incentive awards and performance share awards, may receive upon approval by the Compensation & Human Resources Committee, the following additional payments and benefits:

•

Extended vesting and exercise period of four additional years (or the remaining term of the option, whichever is shorter) after the retirement date for all outstanding stock options held on the retirement date;

•

Extended perquisites consisting of reimbursement for amounts incurred for: (i) one additional year of financial planning expenses; (ii) one additional executive physical; (iii) twelve additional months, or through the end of the lease term, whichever is shorter, of lease payments for a Company-leased automobile; and (iv) certain Company products for personal use at no cost for five years following the named executive officer’s retirement; provided, however, that the named executive officer is responsible for payment of applicable taxes attributed to the value of such products;

•

Prorated payment of an outstanding annual cash incentive award if the named executive officer retires prior to the date payment is made in settlement of the annual cash incentive award, which is typically in early December, but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the retirement date; and

•

Prorated payment of outstanding performance share awards if the named executive officer retires after completion of at least one fiscal year of our current three-fiscal year performance period, but only (i) if threshold levels are met and at the percentage of the target achieved and (ii) in an amount that is proportionate to the portion of the performance period based on the number of months or years that the named executive officer was employed or performed services during the performance period as of the named executive officer’s retirement date.

Any such payment for any prorated annual cash incentive or performance share awards would be made at the same time payments are made to our other executive officers after the certification of performance achieved by the Compensation & Human Resources Committee at the meeting following the completion of the applicable performance period.

Disability or Death.    In the event of a termination as the result of the disability or death of a named executive officer, the named executive officer, or his or her beneficiary, would be entitled to or, in the case of annual cash incentive awards and performance share awards, may receive upon approval by the Compensation & Human Resources Committee, the following additional payments and benefits:

•

Immediate vesting of all outstanding stock options held as of the termination date and stock options may be exercised for a period of up to one year (or the remaining term of the option, whichever is shorter) after the termination date;

•

Prorated payment of an outstanding annual cash incentive award if the termination of the named executive officer is prior to the date payment is made in settlement of the annual cash incentive award, but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the termination date; and

•

Prorated payment of outstanding performance share awards if the named executive officer was employed for at least one fiscal year of our current three-fiscal year performance period, but only (i) if threshold levels are met and at the percentage of the target achieved and (ii) in an amount that is proportionate to the portion of the performance period based on the number of months or years that the named executive officer was employed or performed services during the performance period as of the named executive officer’s termination date.

Any such payment for any prorated annual cash incentive or performance share awards would be made at the same time payments are made to our other executive officers after the certification of performance achieved by the Compensation & Human Resources Committee at the meeting following the completion of the applicable performance period.

Involuntary Termination by Toro.    Since our named executive officers do not have employment or severance agreements or arrangements other than as provided for in our CIC policy, we would not be obligated to provide any additional payments or benefits to our named executive officers in the event of an involuntary termination of employment by us. Any negotiated separation arrangement typically requires that the named executive officer sign a release and waiver of claims and comply with confidentiality and non-compete restrictions.

Termination by Toro for Cause.    In the event of a termination of a named executive officer’s employment by us for cause, we would not be obligated to provide any additional payments or benefits to the executive. In addition, we may have certain clawback rights, as described below under “Clawback Provisions.”

Change in Control.    We have a CIC policy generally applicable to our executive officers. Our CIC policy incorporates a “double trigger” mechanism and provides for a cash severance payment and certain other benefits if within three years after a change in control the named executive officer’s employment is terminated by us without just cause or the named executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. The payments and benefits the named executive officer would be entitled to receive include:

•	a lump sum cash severance payment equal to two times (or three times for the CEO) the sum of the named executive officer’s then current annual base salary and target annual cash incentive award;
•

a lump sum cash payment in an amount equal to the named executive officer’s pro-rated target annual cash incentive award for the fiscal year in which the termination date occurs, reduced by any amounts paid under the terms of the applicable equity compensation policy for the same period of time;

•

eligibility for continuation coverage under our medical, dental and other group health plans for a period of three years following the termination date and reimbursement for any costs incurred in securing such continuation coverage that are in excess of costs that would have been incurred by the named executive officer immediately prior to his or her termination date to obtain such coverage; and

•	two years of outplacement services.

Our CIC policy does not provide a “gross-up” for 280G excise tax and, as a condition to the payment of any severance payment, the named executive officer must execute a release of claims against us. If a change in control, as generally defined below, has not occurred, our Board may terminate our CIC policy after two years’ advance notice of such termination.

In addition to our CIC policy, our 2010 Plan and The Toro Company 2000 Stock Option Plan, as amended, or 2000 Plan, as applicable, provide that if we experience a change in control, as generally defined below, whether or not there is a qualifying termination of employment:

•

all stock options immediately vest, become exercisable in full and, pursuant to the 2010 Plan, remain exercisable for their remaining term following the change in control, or, pursuant to the 2000 Plan, remain exercisable for three years (provided that in no event will three years extend beyond the remaining term of the option);

•	all outstanding annual cash incentive awards for performance periods in progress at the time of the change in control immediately vest and become immediately payable at target in cash;
•

all outstanding performance share awards for performance periods in progress at the time of the change in control immediately vest and become payable at maximum levels of performance in shares of our common stock, provided, however, that the CIC policy provides that for executive officers covered by the CIC policy, any such performance share awards are payable at target (not in full or at maximum); and

•	all outstanding shares of restricted stock and restricted stock unit awards immediately vest and become non-forfeitable or issuable, as the case may be.

Alternatively, the Compensation & Human Resources Committee may elect to terminate such options, restricted stock awards, restricted stock unit awards or performance share awards in exchange for a cash payment for each option, restricted stock, restricted stock unit or performance share award in an amount equal to the excess, if any, between the consideration received by shareholders of our Company for shares of our Company in connection with the change in control and the exercise or purchase price, if any, of the option, restricted stock, restricted stock unit award or performance share award, multiplied by the number of shares subject to such option or award. Our 2010 Plan and 2000 Plan do not provide a “gross-up” for 280G excise tax, but do provide for a reduction of payments if such payments would result in lower after-tax income taking into consideration the 280G excise tax.

For purposes of our CIC policy, 2010 Plan, 2000 Plan and 2000 Directors Stock Plan, and subject to limited exceptions, a “change in control” occurs if:

•

another person becomes the beneficial owner of a specific percentage of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock, which is 20% under the 2010 Plan and CIC policy and 15% under the 2000 Plan and 2000 Directors Stock Plan;

•	a majority of our Board becomes comprised of persons other than those for whom election proxies have been solicited by our Board;

•

the completion of certain business combinations, including a reorganization, merger, consolidation, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting company after the business combination; or

•	our shareholders approve a complete liquidation or dissolution of our Company.

Additionally, under our nonqualified deferred compensation and retirement plans, upon the occurrence of a change in control, we must transfer cash or property to a “rabbi” trust for the benefit of plan participants in an amount sufficient to cause the trust to be funded at a level equal to the present value of all accumulated or accrued benefits then payable to or on behalf of plan participants.

Potential Payments Upon Termination or Change In Control.    The following table quantifies the payments and benefits for which the amount, vesting or time of payment is altered by each of the foregoing termination of employment or change in control situations. For purposes of quantifying payments and benefits, amounts are calculated (i) for each named executive officer as if the termination or change in control occurred on October 31, 2019, the last business day of our 2019 fiscal year; and (ii) using a per share value of $77.13, which represents the closing price of our common stock, as reported on the NYSE, on October 31, 2019. Material assumptions used in calculating the estimated payments and benefits are described in footnotes to the table.

							Change in Control
Name/Payment Type	Voluntary Resignation / Retirement(1) ($)		Disability or Death ($)		Involuntary Termination by Toro ($)	Termination by Toro for Cause ($)	No Termination Event ($)		Termination Without Cause by Toro or by Executive for Good Reason ($)
Richard M. Olson
Cash Severance Payment(2)	0		0		0	0	0		5,827,500
Unvested & Accelerated Stock Options(3)	0		4,134,132		0	0	4,134,132		4,134,132
Performance Share Award Payouts	1,876,033	(4)	1,876,033	(4)	0	0	2,061,839	(5)	2,061,839	(5)
Welfare Plan Benefits(6)	0		0		0	0	0		63,186
Outplacement Services(7)	0		0		0	0	0		30,000
Perquisites(8)	24,966		0		0	0	0		0
Total	1,900,999		6,010,165		0	0	6,195,971		12,116,657
Renee J. Peterson
Cash Severance Payment(2)	0		0		0	0	0		1,874,250
Unvested & Accelerated Stock Options(3)	0		1,082,440		0	0	1,082,440		1,082,440
Performance Share Award Payouts	494,018	(4)	494,018	(4)	0	0	545,001	(5)	545,001	(5)
Welfare Plan Benefits(6)	0		0		0	0	0		43,710
Outplacement Services(7)	0		0		0	0	0		30,000
Perquisites(8)	36,057		0		0	0	0		0
Total	530,075		1,576,458		0	0	1,627,441		3,575,401
Timothy P. Dordell
Cash Severance Payment(2)	0		0		0	0	0		1,443,200
Unvested & Accelerated Stock Options(3)	0		710,409		0	0	710,409		710,409
Performance Share Award Payouts	325,797	(4)	325,797	(4)	0	0	359,889	(5)	359,889	(5)
Welfare Plan Benefits(6)	0		0		0	0	0		43,374
Outplacement Services(7)	0		0		0	0	0		30,000
Perquisites(8)	37,480		0		0	0	0		0
Total	363,277		1,036,206		0	0	1,070,298		2,586,872
Bradley A. Hamilton
Cash Severance Payment(2)	0		0		0	0	0		1,280,000
Unvested & Accelerated Stock Options(3)	0		577,796		0	0	577,796		577,796
Performance Share Award Payouts	272,346	(4)	272,346	(4)	0	0	298,185	(5)	298,185	(5)
Welfare Plan Benefits(6)	0		0		0	0	0		61,107
Outplacement Services(7)	0		0		0	0	0		30,000
Perquisites(8)	29,682		0		0	0	0		0
Total	302,028		850,142		0	0	875,981		2,247,088
Richard W. Rodier
Cash Severance Payment(2)	0		0		0	0	0		1,232,000
Unvested & Accelerated Stock Options(3)	0		260,619		0	0	260,619		260,619
Unvested & Accelerated Restricted Stock Units(9)	0		0		0	0	298,879		298,879
Performance Share Award Payouts	123,871	(4)	123,871	(4)	0	0	136,212	(5)	136,212	(5)
Welfare Plan Benefits(6)	0		0		0	0	0		43,113
Outplacement Services(7)	0		0		0	0	0		30,000
Perquisites(8)	35,181		0		0	0	0		0
Total	159,052		384,490		0	0	695,710		2,000,823

(1)	Each of Messrs. Olson, Dordell, Hamilton and Rodier and Ms. Peterson met the retirement criteria on October 31, 2019. Mr. Dordell retired from the Company on January 10, 2020.
(2)

Amount reported represents two times (three times for Mr. Olson since he was CEO on October 31, 2019) the sum of the named executive officer’s (a) then current annual base salary (based on twelve times the highest monthly base salary paid to the named executive officer during the fiscal year ended October 31, 2019) and (b) then current target annual cash incentive award.

(3)

Amount reported represents the value of the automatic acceleration of vesting of unvested stock options. All amounts are based on the difference between: (a) the market price of our common stock underlying the unvested stock options as of October 31, 2019, and (b) the exercise price of the stock options. Because each of Messrs. Olson, Dordell, Hamilton and Rodier and Ms. Peterson met the retirement criteria on October 31, 2019, upon such event any unvested stock options held would continue to vest for four additional years, but such extended vesting is not quantified in the above table, “Voluntary Resignation / Retirement” column.

(4)

Amount reported represents the value of the future payout of two-thirds of the named executive officer’s fiscal 2018 to fiscal 2020 performance share awards (based on two years of the three-year performance period completed as of October 31, 2019) and one-third of the named executive officer’s fiscal 2019 to fiscal 2021 performance share awards (based on one year of the three-year performance period completed as of October 31, 2019), assuming that the Compensation & Human Resources Committee approves the payout at financial plan levels of performance.

(5)

Amount reported represents the value of the immediate payout of the applicable number of shares of our common stock that the named executive officer would have been entitled to receive as payout for performance share awards for each of the fiscal 2018 to fiscal 2020 performance period and the fiscal 2019 to fiscal 2021 performance period. The value is based on: (a) the number of outstanding performance share awards at target as of October 31, 2019, multiplied by (b) the market price of our common stock on October 31, 2019.

(6)	Amount reported represents the estimated value of the welfare plan benefits for a three-year period based on our premium levels in effect on October 31, 2019.
(7)	Amount reported is based on the assumption that we would incur a $30,000 one-time cost for outplacement services to be provided for the two-year period.
(8)	Amount reported represents the value of (a) one additional year of financial planning services, (b) one additional executive physical, and (c) twelve additional months of automobile lease payments.
(9)

Amount reported represents the value of the automatic acceleration of the vesting of unvested restricted stock units and is based on the number of shares of common stock underlying the unvested restricted stock units multiplied by the market price of our common stock as of October 31, 2019.

Clawback Provisions.    Our 2000 Plan and the related stock option agreements contain a “clawback” provision which provides that if, within one year after the termination of employment the participant is employed or retained by or renders services to a competitor, violates any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights or engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of our Company, we have the right to cancel, rescind or restrict all stock options held by such participant and granted under the 2000 Plan and demand the return of the economic value of any stock option which was realized or obtained by such participant during the period beginning on the date that is 12 months prior to the date of termination to the date of the last exercise.

In addition, under the 2010 Plan and related award agreements, if a participant is determined by the Compensation & Human Resources Committee to have taken any adverse action similar to those actions described above, all rights of such participant under the 2010 Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the Committee may require the executive to surrender and return to our Company any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant during the period beginning one year prior to the participant’s termination of employment or other service with our Company or any affiliate or subsidiary, in connection with any awards or any shares issued upon the exercise or vesting of any awards granted under such plan. In addition, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must reimburse us for the amount of any award received by such individual under the 2010 Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. These clawback provisions are in addition to any automatic clawback or forfeiture law, rule or regulation of which our named executive officers may be subject, including under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act, as well as any policy that may be adopted by us.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, passed as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we calculated the ratio of annual total compensation of Mr. Olson relative to the annual total compensation of our median employee. For fiscal 2019 (i) we utilized the pay ratio acquisition rule, which permits us to exclude employees resulting from the CMW acquisition, which was approximately 2,200 total employees, and (ii) there were no other material changes to our employee population or compensation arrangements that would significantly impact the pay ratio disclosure and warrant calculating a new median employee. We calculated the annual total compensation of our median employee using the same methodology that we used to calculate the annual total compensation of our named executive officers, including Mr. Olson, in the Summary Compensation Table. Mr. Olson’s annual total compensation for fiscal 2019, as set forth in the Summary Compensation Table on page 44, was $5,267,433. Annual total compensation for our median employee for fiscal 2019 was $48,319. The ratio of annual total compensation of Mr. Olson to the annual total compensation of our median employee for fiscal 2019 is 109:1.

We believe the pay ratio presented above is a reasonable estimate calculated in a manner consistent with applicable SEC rules. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

STOCK OWNERSHIP

Significant Beneficial Owners

The following table sets forth information known to us as of January 21, 2020, as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	10,928,569(2)	10.16%
Common Stock	BlackRock, Inc. 55 East 52nd St. New York, NY 10055	9,555,190(3)	8.89%
Common Stock	T Rowe Price Associates Inc. 100 East Pratt St. Baltimore, MD 21202	9,430,586(4)	8.77%

(1)	Percent of class is based on 107,512,084 shares outstanding as of our record date.
(2)

Based solely on information contained in the most recently filed Schedule 13F of The Vanguard Group, Inc., an investment adviser, filed with the SEC on November 14, 2019, reflecting beneficial ownership as of September 30, 2019, with sole investment discretion but no voting authority with respect to 10,856,173 shares, sole investment discretion and voting authority with respect to 11,974 shares, shared investment discretion but sole voting authority with respect to 47,285 shares and shared discretion and voting authority with respect to 13,137 shares.

(3)

Based solely on information contained in the most recently filed Schedule 13F of BlackRock, Inc., a parent holding company, filed with the SEC on November 8, 2019, reflecting beneficial ownership as of September 30, 2019, with sole investment discretion and voting authority with respect to 9,135,699 shares and sole investment discretion but no voting authority with respect 419,491 shares. BlackRock, Inc. does not have shared voting or dispositive power over any of the shares.

(4)

Based solely on information contained in the most recently filed Schedule 13F of T Rowe Price Associates Inc., an investment adviser, filed with the SEC on November 14, 2019, reflecting beneficial ownership as of September 30, 2019, with sole investment discretion with respect to all such shares, sole voting authority with respect to 1,973,065 shares and no voting authority with respect to 7,457,521 shares.

Directors and Executive Officers

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 21, 2020, by (i) each of our current non-employee directors (including our non-employee director nominees), (ii) individuals who served as our “principal executive officer” or “principal financial officer” during fiscal 2019 and the next three most highly compensated executive officers named in the “Summary Compensation Table” beginning on page 44, and (iii) all current directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)	Percent of Class(5)
	Non-Employee Directors:
Common Stock	Janet K. Cooper	111,265	*
Common Stock	Gary L. Ellis	83,944	*
Common Stock	Jeffrey M. Ettinger	91,916	*
Common Stock	Katherine J. Harless	125,336	*
Common Stock	Jeffrey L. Harmening	1,992	*
Common Stock	D. Christian Koch	13,110	*
Common Stock	Joyce A. Mullen	895	*
Common Stock	James C. O’Rourke	35,660	*
Common Stock	Gregg W. Steinhafel	76,972	*
Common Stock	Michael G. Vale	3,414	*
	Named Executive Officers:
Common Stock	Richard M. Olson	455,777	*
Common Stock	Renee J. Peterson	332,838	*
Common Stock	Timothy P. Dordell(6)	261,780	*
Common Stock	Bradley A. Hamilton	59,241	*
Common Stock	Richard W. Rodier	83,748	*
All Current Directors and Executive Officers as a Group (21)		1,926,144	1.77%

*	Less than one percent of the outstanding shares of our common stock.
(1)

Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares: (a) the power to vote or direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. Except as otherwise indicated in the footnotes to this table, the persons in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)

“Beneficial ownership” also includes: (a) shares that a person has the right to acquire within 60 days of January 21, 2020, and, as such, includes shares that may be acquired upon exercise of stock options within 60 days of January 21, 2020; (b) shares allocated to executive officers under the Retirement Plan; and (c) common stock units and performance share units, collectively referred to as units, credited under the Deferred Plan for Directors and Deferred Plan for Officers. The following table reflects the beneficial ownership by type of security held by our non-employee directors, named executive officers, and all current directors and executive officers as a group:

Name	Stock Options	Retirement Plan	Units under the Deferred Plan for Directors	Units under the Deferred Plan for Officers
Non-Employee Directors:
Janet K. Cooper	41,233	‒	45,942	‒
Gary L. Ellis	50,477	‒	3,822	‒
Jeffrey M. Ettinger	50,477	‒	0	‒
Katherine J. Harless	50,477	‒	4,201	‒
Jeffrey L. Harmening	0	‒	0	‒
D. Christian Koch	9,009	‒	0	‒
Joyce A. Mullen	0	‒	895	‒
James C. O’Rourke	24,343	‒	0	‒
Gregg W. Steinhafel	19,239	‒	5,713	‒
Michael G. Vale	1,494	‒	1,920	‒
Named Executive Officers:
Richard M. Olson	349,566	16,303	‒	82,001
Renee J. Peterson	182,566	718	‒	84,095
Timothy P. Dordell	146,366	54	‒	110,138
Bradley A. Hamilton	49,856	998	‒	6,537
Richard W. Rodier	52,600	2,731	‒	4,852
All current Directors and Executive Officers as a Group (21)	1,157,288	75,846	62,493	241,148
(3)

Includes shares held in trust for estate planning purposes as follows: 21,930 shares for Ms. Cooper, 53,896 shares for Ms. Harless, 4,101 shares for Mr. Koch, 311 shares for Mr. Dordell, 50,000 shares for Ms. Peterson and 138,329 shares for all current directors and executive officers as a group. Ms. Cooper’s spouse is sole trustee of the trust and has sole voting and investment power with respect to the shares held in trust; and accordingly, Ms. Cooper disclaims beneficial ownership of such shares.

(4)

Includes shares held jointly with spouse for which the director or officer has shared voting and investment power as follows: 44,997 shares for Mr. Steinhafel and 44,9975 shares for all current directors and executive officers as a group.

(5)

Percentages are based on our shares outstanding as of our record date and are calculated pursuant to Rule 13d-3 under the Exchange Act. Percentage calculations assume, for each person and the group, that all shares that may be acquired by such person or by the group pursuant to stock options or other rights currently exercisable or that become exercisable or issuable within 60 days following January 21, 2020, are outstanding for the purpose of computing the percentage of common stock owned by such person or by the group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock owned by any other person.

(6)	Mr. Dordell retired from our Company on January 10, 2020.

Stock Ownership Guidelines

We maintain stock ownership guidelines described in the table below to align the interests of our non-employee directors and executive officers with those of our shareholders. Non-employee directors are expected to meet this guideline within five years of joining the Board. Executive officers are expected to meet the guideline within five years of the date of hire or promotion. As of January 21, 2020, each of our non-employee directors and executive officers who is required to meet a stock ownership guideline met such guideline.

Stock Ownership Guidelines by Position
Non-Employee Directors	Chairman and CEO	Other Executive Officers
5x annual board retainer	5x annual base salary	2x or 3x annual base salary

Anti-Hedging and Anti-Pledging Policies

The Toro Company Insider Trading Policy (the “Insider Trading Policy”) addresses hedging, pledging and other transactions which might give the appearance of impropriety. Under the Insider Trading Policy, we consider it inappropriate for any person subject to the policy, including all directors, officers and employees of Toro, to engage in speculative transactions in Toro securities or other transactions which might give the appearance of impropriety. In addition, we discourage any person subject to the Insider Trading Policy from engaging in frequent trading in Toro securities because such trading also may give the appearance that such trades were timed to take advantage of material non-public information. Accordingly, our Insider Trading Policy either prohibits or limits the following types of transactions:

•

Short sales. All directors, officers and employees of Toro are prohibited from engaging in short sales of Toro securities since such sales are intended to reward a person for downward changes in price, and as such, may appear to have resulted from the possession of material non-public information.

•

Publicly-traded options. All directors, officers and employees of Toro are prohibited from engaging in transactions in put options, call options, or other derivative securities involving Toro stock, whether on an exchange or otherwise, since given the relatively short terms of publicly-traded options, such transactions may create the appearance that they have resulted from possession of material non-public information.

•

Hedging transactions. All directors, officers and employees of Toro are prohibited from engaging in hedging transactions involving Toro securities, such as collars, equity swaps, prepaid variable forwards, and exchange funds, since such transactions are designed to hedge or offset any decrease in the market value of securities and when that occurs, the owner may no longer have the same objectives as other Toro security holders.

•

Standing and limit orders. All directors, officers and employees of Toro are restricted in their use of standing and limit orders for Toro securities, which are orders placed with a broker to sell or purchase stock at a specified price. Because there is no control over the timing of purchases or sales that result from standing instructions to a broker, a transaction could be executed when such shareholders are aware of material non-public information. Accordingly, the Insider Trading Policy provides that if a Toro director, officer or employee uses a standing order or limit order for Toro securities, the order should be limited in duration and should otherwise comply with the trading requirements outlined in the Insider Trading Policy.

•

Pledging. All directors and officers of Toro are prohibited from purchasing Toro securities on margin, borrowing against any account in which Toro securities are held, or pledging Toro securities as collateral for a loan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of our common stock that may be issued under our equity compensation plans as of October 31, 2019, the last day of fiscal 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,358,295(1)	$44.34(2)	4,358,384(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	3,358,295(1)	$44.34(2)	4,358,384(3)

(1)

Amount includes: 3,200 outstanding stock options under the 2000 Plan; 2,844,920 outstanding stock options under the 2010 Plan; 124,467 outstanding restricted stock unit awards under the 2010 Plan, including share dividend equivalents that have been issued on such outstanding restricted stock units; and 385,708 outstanding performance share awards under the 2010 Plan, assuming a maximum level of achievement. The actual number of shares that will be issued under the performance share awards is determined by the level of achievement of performance goals.

(2)	Performance share awards and restricted stock units do not have exercise prices and, therefore, have been excluded from the weighted-average exercise price calculation in column (b).
(3)	Amount represents shares available for future issuance upon awards that may be granted under the 2010 Plan.

OTHER INFORMATION

Shareholder Proposals and Director Nominations for the 2021 Annual Meeting

The 2021 Annual Meeting of Shareholders is expected to be held on March 15, 2021. In order for a shareholder proposal to be included in our proxy statement for the 2021 Annual Meeting, (i) our General Counsel must receive such proposal no later than the close of business on October 7, 2020, unless the date of the 2021 Annual Meeting is delayed by more than 30 calendar days; and (ii) such proposal must satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Amended and Restated Bylaws.

Under our current Amended and Restated Bylaws, in order for a shareholder to nominate one or more persons for election to the Board at the 2021 Annual Meeting of Shareholders or propose any other business to be brought before the 2021 Annual Meeting, complete and timely notice must be given in writing and in proper form to our General Counsel not later than December 17, 2020, nor earlier than November 17, 2020. However, if the date of the 2021 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the 2020 Annual Meeting of Shareholders, such notice must be delivered not earlier than the 120th day prior to the date of the rescheduled 2021 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the rescheduled 2021 Annual Meeting or the 10th day following the day on which we first make a public announcement of the date of the rescheduled 2021 Annual Meeting. Any notice must contain the specific information required by our Amended and Restated Bylaws, including, among other things, information about: any proposed nominee and his or her relationships with the shareholder submitting the nomination; any agreements, arrangements or understandings the shareholder may have with any proposed nominee or other parties relating to the nomination or other proposal; and the interests that the shareholder has related to our Company and its shares, including as a result of, among other things, derivative securities, voting arrangements or short positions. Such information must be updated as of the record date for the 2021 Annual Meeting and as of the date that is 10 business days prior to the date of the 2021 Annual Meeting. This summary information regarding our Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws, a copy of which can be found on our website at

www.thetorocompany.com/corporategovernance. If a nomination or proposal is not timely and properly made in accordance with the procedures set forth in our Amended and Restated Bylaws, or does not contain the specific information required by our Amended and Restated Bylaws, such nomination or proposal will be defective and will not be brought before the 2021 Annual Meeting. If a nomination or proposal is nonetheless brought before the 2021 Annual Meeting and the Chairman does not exercise the power and duty to declare the nomination or proposal defective, the persons named in the proxy may use their discretionary voting with respect to such nomination or proposal.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one set of these documents may have been sent to multiple shareholders at a shared address. Additional copies of this proxy statement and our Annual Report on Form 10-K are available upon request to our General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, by telephone at 888-237-3054, or by e-mail to invest@toro.com. These documents also may be downloaded and printed from our website at www.thetorocompany.com/proxy. Any shareholder who wants to receive separate copies of our proxy statement and annual report in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record holder.

Annual Report

A copy of Toro’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, as filed with the SEC, will be sent to any shareholder, without charge, upon written request to our General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196. You also may obtain our Annual Report on Form 10-K on the Internet at the SEC’s website, www.sec.gov, or on our website at www.thetorocompany.com/proxy. Our Fiscal Year 2019 Annual Report, which contains information about our business but is not part of our disclosure deemed to be filed with the SEC, also is available on our website at www.thetorocompany.com/proxy.

Cost and Method of Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. In addition to solicitation by mail, our non-employee directors, executive officers and other employees may solicit proxies by telephone, electronic transmission and personally. Our non-employee directors, executive officers and other employees will not receive compensation for such services other than regular non-employee director or employee compensation. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut, 06902, for an estimated fee of $8,000, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies in connection with our 2020 Annual Meeting of Shareholders.

Dated: February 4, 2020

BY ORDER OF THE BOARD OF DIRECTORS

AMY E. DAHL Vice President, Human Resources, Distributor Development and General Counsel and Corporate Secretary

THE TORO COMPANY  8111 LYNDALE AVENUE SOUTH BLOOMINGTON, MN 55420-1196   VOTE BY INTERNET - www.proxyvote.com or scan the QR code above Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 16, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by The Toro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 16, 2020. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.   SCAN TO VIEW MATERIALS & VOTE TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.   E89375-P29650-Z75804DETACH AND RETURN THIS PORTION ONLY Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.   NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.   For address changes, mark here. (see reverse for instructions) The Board of Directors recommends you vote FOR proposals 2 and 3.  For Against Abstain 2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2020.  3. Approval of, on an advisory basis, our executive compensation.   THE TORO COMPANY  The Board of Directors recommends you vote FOR the following:  1. Election of Directors  Nominees:  01) Jeffrey M. Ettinger  02) Katherine J. Harless  03) D. Christian Koch For All  Withhold All  For All Except  To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

THE TORO COMPANY ANNUAL MEETING OF SHAREHOLDERS Tuesday, March 17, 2020 1:30 p.m. CDT The Toro Company 8111 Lyndale Avenue South Bloomington, MN 55420 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement for the Annual Meeting of Shareholders on March 17, 2020, and our 2019 Annual Report are available at www.thetorocompany.com/proxyE89376-P29650-Z75804 The Toro Company 8111 Lyndale Ave South Bloomington, MN 55420 Proxy This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 17, 2020. The shares of stock held in this account will be voted as you specify on the reverse side or by telephone or Internet. Shares held in employee benefit plans for which a proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants. If no choice is specified, the proxy will be voted "For" all nominees for Director and "For" Proposals 2 and 3. By signing, dating and returning this proxy card, you revoke all prior proxies, including any proxy previously given by telephone or Internet, and appoint R. M. Olson and A. E. Dahl, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting. Address Changes: Continued and to be signed on reverse side (If you noted any Address Changes above, please mark corresponding box on the reverse side.)